SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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Central European Media Enterprises Ltd.
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 CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting of Shareholders of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Company”), a Bermuda company, will be held at Citco (Bermuda) Limited, O’Hara House, 3 Bermudiana Road, Hamilton, HM08 Bermuda on June 12, 2013 at 10 a.m. for the following purposes:

1.	to elect thirteen directors to serve until the next Annual General Meeting of Shareholders;

2.
to amend the Company’s Bye-laws and the conditions of its Memorandum to increase the authorized share capital of the Company from $17.6 million to $25.6  million by increasing the number of authorized shares of Class A Common Stock from 200,000,000 shares to 300,000,000 shares of par value $0.08 each;

3.	to approve the issuance and sale of shares of Series B Convertible Redeemable Preferred Stock to Time Warner Media Holdings B.V.; and

4.
to appoint Deloitte LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2013 and to authorize the directors, acting through the Audit Committee, to approve their fee.

The Company will also lay before the meeting the financial statements of the Company for the year ended December 31, 2012 pursuant to the provisions of the Companies Act of 1981 of Bermuda.

The approval and adoption of each matter to be presented to the shareholders is independent of the approval and adoption of each other matter to be presented to the shareholders.

Only shareholders of record at the close of business on April 1, 2013 are entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

Daniel Penn
Secretary

May 21, 2013

IMPORTANT:  The prompt return of proxies will ensure that your shares will be voted.  A self-addressed envelope is enclosed for your convenience.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 12, 2013

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Company”), a Bermuda company, for use at our Annual General Meeting of Shareholders (the “Meeting”) to be held at Citco (Bermuda) Limited, O’Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda on June 12, 2013 at 10 a.m., and at any adjournments thereof.

Shareholders may vote their shares by signing and returning the proxy card accompanying this proxy statement. Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Company Secretary, by revocation in person at the Meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. Shareholders vote at the Meeting by casting ballots (in person or by proxy). The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast at the Meeting constitutes a quorum. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the Meeting for quorum purposes, but abstentions and broker “non-votes” are not counted in the tabulations of the votes cast on proposals presented to shareholders. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Our registered office is located at O’Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda.  A subsidiary of the Company maintains offices at Křiženeckého náměstí 1078/5, 152 00 Prague 5, Czech Republic. The date on which this proxy statement and the enclosed form of proxy will first be sent to shareholders is on or about May 24, 2013.

Shareholders of record of our Class A Common Stock, par value $.08 per share, at the close of business on April 1, 2013 shall be entitled to one vote for each share then held. At the close of business on April 1, 2013 there were issued and outstanding 77,185,129 shares of Class A Common Stock.  At the close of business on April 1, 2013, one share of our Series A Convertible Preferred Stock was issued and outstanding. The shareholder of record of our Series A Convertible Preferred Stock, par value $.08 per share, at the close of business on April 1, 2013 shall be entitled to one vote for each of the 11,211,449 shares of Class A Common Stock into which it is convertible. At the close of business on April 1, 2013, no shares of our Class B Common Stock were issued and outstanding.

PROPOSAL 1

ELECTION OF DIRECTORS

Thirteen directors are to be elected at the 2013 Annual General Meeting to serve until our next annual general meeting of shareholders. The 13 nominees are listed below together with brief biographies.  All nominees are incumbents. The Board of Directors has determined that seven of the current directors qualify as independent under the NASDAQ Marketplace Rules: Charles Frank, Herbert Granath, Alfred Langer, Fred Langhammer, Bruce Maggin, Parm Sandhu and Duco Sickinghe. At this time the Board of Directors knows of no reason why any nominee might be unable to serve as a director.

Director Nominees

Ronald S. Lauder, 69, one of our founders, has served as our non-executive Chairman of the Board since our incorporation in 1994.  Mr. Lauder is a principal shareholder of The Estée Lauder Companies, Inc. (“Estée Lauder”) and has served as Chairman of Estée Lauder International and Chairman of Clinique Laboratories, Inc., divisions of Estée Lauder, since returning to the private sector from government service in 1987. Mr. Lauder was a Director of  Estée Lauder from 1988 until 2009. From 1986 until 1987, Mr. Lauder served as U.S. Ambassador to Austria.  From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO Affairs.  He is Chairman of the Jewish National Fund, former Chairman of the Council of Presidents of American Jewish Organizations, a member of the Board of Governors of the Joseph H. Lauder Institute of Management and International Studies at the University of Pennsylvania and a member of the Visiting Committee of the Wharton School of the University of Pennsylvania.  In June 2007, Mr. Lauder was elected President of the World Jewish Congress. He received his B.S. in International Business from the Wharton School of the University of Pennsylvania. Mr. Lauder’s son-in-law, Eric Zinterhofer, also serves as a Director. Mr. Lauder’s qualifications to sit on our Board include his many years of international business experience and knowledge of European affairs, as well as being the Company’s founder and Chairman since its inception in 1994, providing the Board with key institutional knowledge.

Herbert A. Granath, 84, has served as a Director since 2002 and non-executive Vice Chairman of the Board since June 2006.  Mr. Granath is Chairman Emeritus, ESPN, a cable sports network, and Senior Content Advisor to Telenet Group Holding N.V., the largest cable operator in Belgium.  He is Co-Chairman of Crown Media Holdings, which owns and operates the Hallmark Channel. Mr. Granath served as Chairman and Chief Executive Officer of Media and Entertainment Holdings, Inc., a special purpose vehicle for the acquisition of media, entertainment and communications businesses, from 2005 until 2009 and served as a director until 2011. Mr. Granath was employed by ABC for over 35 years and was Chairman, Disney/ABC International (an international broadcasting company) from 1996 to January 1998 where he pioneered many aspects of ABC’s expanding television business, including its successes in the cable and international programming arenas.  He served as Chairman of the Board of ESPN for 16 years and as Senior Vice President of ABC, Inc. from 1998 until 2001.  He also served as Chairman of the Board of A&E, The History Channel, The Biography Channel and Lifetime Television, and was a founding partner and Board member of Eurosport, the largest cable network in Europe. He also served on the Boards of the Telefunf, RTL2 and TM3 networks in Germany, as well as SBS Broadcasting S.A. and TVA, the Brazilian pay-TV company.  Among the awards Mr. Granath has received are two Tony awards (along with six Tony nominations), an International Emmy (Lifetime Achievement in International TV), and a U.S. Emmy (Lifetime Achievement in Sports Television).  He has also been honored by the National Association of Broadcasters as a Broadcast Pioneer and received a European Lifetime Achievement Award from the Rose d’Or Festival in Lucerne, Switzerland. Mr. Granath brings to our Board extensive experience in television broadcasting both in America and Europe, which allows him to provide valuable advice and insights to the Board and Board committees.

Paul T. Cappuccio, 51, has served as a Director since October 2009. Mr. Cappuccio has been Executive Vice President and General Counsel of Time Warner Inc. since January 2001, in which capacity he oversees the worldwide management of Time Warner Inc.'s legal functions, collaborating with all of its operating businesses. From August 1999 until January 2001, Mr. Cappuccio was Senior Vice President and General Counsel at America Online. Before joining AOL, Mr. Cappuccio was a partner at the Washington, D.C. office of Kirkland & Ellis, one of the world's premier litigation and transactional law firms, where he specialized in telecommunications law, appellate litigation and negotiation with government agencies. From 1991 until 1993, Mr. Cappuccio was Associate Deputy Attorney General at the United States Department of Justice, where he advised Attorney General William P. Barr on matters relating to judicial selection, civil litigation, antitrust and civil rights. Prior to his service at the Justice Department, Mr. Cappuccio served as a law clerk at the Supreme Court of the United States and as a law clerk to Judge Alex Kozinski of the United States Court of Appeals for the Ninth Circuit in Pasadena, California. He is a 1986 graduate of Harvard Law School and a 1983 graduate of Georgetown University. Mr. Cappuccio, as general counsel of a global media company, brings significant large public company experience to our Board, including transactional and corporate governance expertise.

Michael Del Nin, 42, has served as a Director since October 2009. Mr. Del Nin is the Senior Vice President of International and Corporate Strategy at Time Warner Inc., in which capacity he helps drive Time Warner Inc.’s global strategy and business development initiatives, with a particular focus on international operations and investments. Previously, Mr. Del Nin was the Senior Vice President responsible for Mergers and Acquisitions. Prior to joining Time Warner Inc., Mr. Del Nin was Senior Vice President, Business Development, at New Line Cinema. In that role Mr. Del Nin analyzed the economics of the studio’s film and television projects while helping to develop and implement New Line Cinema’s long-term business plan. Prior to joining New Line Cinema, Mr. Del Nin was an investment banker in the Media and Entertainment Group at Salomon Smith Barney in New York. Mr. Del Nin also serves as a Director of Content Guard. Mr. Del Nin holds degrees from the University of New South Wales in Sydney, Australia and Bocconi University in Milan, Italy. Mr. Del Nin brings to our Board his expertise in strategic and business development in the media industry.

Charles R. Frank, Jr., 76, served as a Director from 2001 until July 2009 and from March 2010 to the present.  From July 2009 through February 2010, Mr. Frank served as interim Chief Financial Officer of the Company. Mr. Frank currently serves as a non-executive member of the Board of Arcelor Mittal Steel Galati, the Romanian subsidiary of Arcelor Mittal Steel Company N.V.  He is a member of the Investment Committee of the Darby Converging Europe Mezzanine Fund, and a member of the Advisory Committee of the Sigma-Bleyzer Growth Fund IV.  From 1997 to 2001, Mr. Frank was First Vice President and twice acting President of the European Bank for Reconstruction and Development, which makes debt and equity investments in Central and Eastern Europe and the former Soviet Union. From 1988 to 1997, Mr. Frank was a Managing Director of the Structured Finance Group at GE Capital (a financial services company) and a Vice President of GE Capital Services.  Mr. Frank served as Chief Executive Officer of Frank and Company from 1987 to 1988, and Vice President of Salomon Brothers from 1978 until 1987.  Mr. Frank has held senior academic and government positions, including Deputy Assistant Secretary of State and Chief Economist at the U.S. Department of State, Senior Fellow at the Brookings Institution, Professor of Economics and International Affairs at Princeton University, and Assistant Professor of Economics at Yale University.  Mr. Frank graduated from Rensselaer Polytechnic Institute with a B.S. in mathematics and economics before completing a Ph.D. in economics at Princeton University. Mr. Frank brings to the Board 34 years’ experience in the financial services industry, including 15 years relating to Central and Eastern Europe, as well as notable senior management experience.

Alfred W. Langer, 62, has served as a Director since 2000.  Mr. Langer currently serves as a consultant to a number of privately held companies, primarily in Germany, in the areas of mergers and acquisitions, structured financing and organizational matters.  From July 2001 until June 2002, Mr. Langer served as Chief Financial Officer of Solvadis AG, a German based chemical distribution and trading company.  From October 1999 until May 2001, Mr. Langer served as Treasurer of Celanese AG, a German listed chemical company.  From June 1997 until October 1999, Mr. Langer served as Chief Financial Officer of Celanese Corp., a U.S. chemical company.  From October 1994 until July 1997, Mr. Langer served as Chief Executive Officer of Hoechst Trevira GmbH, a producer of synthetic fibers.  From 1988 until September 1994, Mr. Langer served as a member of the Board of Management of Hoechst Holland N.V., a regional production and distribution company.  Mr. Langer received an M.B.A. degree from the University GH Siegen. Mr. Langer brings to our Board and Board committees substantial financial and financial reporting expertise.

Fred Langhammer, 69, has served as a Director since December 2009. Mr. Langhammer is Chairman, Global Affairs of Estée Lauder. He joined Estée Lauder in 1975 and held a variety of executive roles, including Chief Executive Officer from 1999 to 2004 and President and Chief Operating Officer from 1995 to 1999. Mr. Langhammer has served on the Board of the Walt Disney Company since 2005. Mr. Langhammer is also a senior fellow of the Foreign Policy Association. In June 2004, Mr. Langhammer received the Officer's Cross of the Order of Merit of the Federal Republic of Germany. In 2001, Mr. Langhammer received the Marco Polo Award from the China Foundation for International Exchanges in Beijing. Mr. Langhammer also received the Foreign Policy Association's Global Social Responsibility Award on behalf of Estée Lauder and was honored by the International Center in New York. Mr. Langhammer brings to the Board extensive executive management experience, as well as unique insights resulting from his service on the board of a large public media company.

Bruce Maggin, 70, has served as a Director since 2002. Mr. Maggin has served, since its inception, as Managing Partner and Principal of the H.A.M Media Group, LLC, an international investment and advisory firm he founded in 1997 that specializes in the entertainment and communications industries.  Until 2009, he also served as Executive Vice President and Secretary of Media and Entertainment Holdings, Inc. and was a Director of the company from 2005 until 2007. From 1999 to 2002, Mr. Maggin served as Chief Executive Officer of TDN Media, Inc., a joint venture between Thomson Multimedia, NBC Television and Gemstar-TV Guide International that sold advertising on proprietary interactive television platforms.  Prior to that, Mr. Maggin had a long career with Capital Cities/ABC serving in a variety of financial and operational roles culminating as Head of the Multimedia Group, one of the company’s five operating divisions. He also represented Capital Cities/ABC on the Board  of Directors of several companies, including ESPN, Lifetime Cable Television and In-Store Advertising, among others. Mr. Maggin has been a Director of PVH Corp. since 1987 and Chairman of its Audit Committee since 1997. Mr. Maggin is a member of the Board of Trustees of Lafayette College, from which he received a B.A. degree. He also earned J.D. and M.B.A. degrees from Cornell University. Mr. Maggin’s qualifications to serve on our Board and Board committees include his long career as a corporate financial executive, chief operating officer and private investor in the media industry, as well as his service as a director and chairman of the audit and compensation committees of several companies.

Parm Sandhu, 44, has served as a Director since September 2009. In 2010, Mr. Sandhu founded Tamita Consulting (UK) LLP, which provides advisory services to financial investors in the technology, media and communications sector and is a non-executive director of Eircom, Ireland’s incumbent telecoms service provider. He served as Chief Executive Officer of Unitymedia, Europe’s third largest cable operator, from 2003 to 2010. Prior to that, Mr. Sandhu was a Finance Director with Liberty Media International, where he pursued numerous strategic acquisitions and held a number of senior finance and strategy positions during his six years with Telewest Communications plc. Before entering the technology, media and telecommunications sector, Mr. Sandhu worked at PricewaterhouseCoopers in London, where he qualified as a Chartered Accountant. He is a graduate of Cambridge University and holds a first class MA Honours degree in Mathematics. Mr. Sandhu brings to the Board and Audit Committee significant executive management experience in the European media and telecoms sector and considerable expertise in the cable industry, as well as extensive knowledge of financial and accounting matters.

Adrian Sarbu, 58, was appointed as a Director in December 2009 and as President and CEO in July 2009. Prior to that, he served as President and Chief Operating Officer (“COO”) from January 2009 and as COO from October 2007.  From February 2006 until October 2007, Mr. Sarbu was Regional Director of our operations in Central and Eastern Europe. Mr. Sarbu was General Director and President of the Board of Pro TV S.A. in Romania from 1995, when this channel, the first of our Romanian operations, was launched, until 2009.  Mr. Sarbu was also a shareholder in Pro TV S.A. from its launch until May 2010, when the Company acquired his remaining ownership interests.  In 1990, Mr. Sarbu founded the Media Pro Group, from which the Company acquired the Media Pro Entertainment business in December 2009.  Eight  companies in which Mr. Sarbu directly or indirectly held a controlling interest are or have been in involuntary bankruptcy or insolvency proceedings initiated in 2004 (Media Com 95 S.R.L.), 2005 (Agentia de Drepturi Sportive S.R.L.), 2010 (Compania de Constructii Bucuresti S.A.), and 2012 (Media Tel 96 S.R.L., Editura Cartea de Buzunar S.R.L., Mediafax Data Base Consulting S.R.L. and Music & Events Company Business S.R.L.).  The proceedings with respect to Media Com 95 and Agentia de Drepturi Sportive were each completed in 2008; the proceedings with respect to Media Tel 96 were completed in 2012. In 1997, Mr. Sarbu established a charitable foundation named Fundatia Pro that was focused on education. Its projects included the launching and management of The Media University in 1999, which offers students the opportunity to study journalism and other media-related disciplines. Involuntary bankruptcy proceedings were initiated against Fundatia Pro in 2011. Mr. Sarbu was a film director until 1989.  He received his university degree from the Academy of Cinema and Theatre, currently named The National University of Theatrical and Cinematography Arts “Ion Luca Caragiale”. Mr. Sarbu brings a wealth of knowledge and experience to the Board, including more than twenty years in the media industry in Central and Eastern Europe and more than 15 years with the Company. As President and CEO of the Company, Mr. Sarbu provides the Board with information and insight based on his direct involvement in and management of the Company’s operations.

Duco Sickinghe, 55, has served as a Director since October 2008. From 2001 to March 2013 he was the Chief Executive Officer and Managing Director of Telenet Group Holding N.V. (“Telenet”), the Flemish cable operator. Mr. Sickinghe has worked in the technology and media industries for over 25 years, and began his career in finance with Hewlett-Packard at its European headquarters in Switzerland in 1987. In 1987, Mr. Sickinghe moved to Germany to head up Hewlett-Packard's LaserJet product line for Europe, and in 1989 became the company's Channel Development Manager for Europe. In 1991, Mr. Sickinghe joined NeXT Computer as Vice President Marketing, then as General Manager France. Mr. Sickinghe was a co-founder of Software Direct in 1994 and served as its Chief Executive Officer until 1997. Software Direct later became a joint venture with Hachette Distributions Services. Mr. Sickinghe joined Wolter-Kluwer Professional Publishing in 1997 and, as General Manager of Kluwer Publishing in The Netherlands, oversaw its transition to electronic media and reengineered the company’s traditional business. In early 2001, he joined Cable Partners Europe and was appointed as Chief Executive Officer of Telenet in the summer of 2001. Mr. Sickinghe is also a member of the Board of Directors of European Assets Trust (United Kingdom) and Chairman of the Board of B.V. Belegging en Handelmaatschappij van Eeghen (The Netherlands), and served as a director of Zenitel NV from 2006 to 2012. Mr. Sickinghe holds a Dutch Master’s Degree in law and an M.B.A. from Columbia University. Mr. Sickinghe’s qualifications for our Board include his experience as a principal executive officer of a number of media and technology companies and his knowledge of the complex financial and operational issues facing technology and media companies.

Kelli Turner, 42, has served as a Director since May 2011. She is general partner of RSL Venture Partners, a venture capital fund that is controlled by Ronald Lauder. She was previously President and Chief Financial Officer of RSL Management Corporation from February 2011 to April 2012. Ms. Turner previously was Chief Financial Officer and Executive Vice President of Martha Stewart Living Omnimedia, Inc. (“MSLO”), a diversified media and merchandising company, from 2009 to 2011, where she was responsible for all aspects of the company’s financial operations, while working closely with the executive team in shaping MSLO’s business strategy and capital allocation process. She also had oversight responsibility for financial planning, treasury, financial compliance and reporting, and investor relations, as well as key administrative functions. A lawyer and a CPA with significant experience in the media industry, Ms. Turner joined MSLO from Time Warner Inc. in 2009, where she held the position of Senior Vice President, Operations in the Office of the Chairman and CEO. Prior to that, she served as SVP, Business Development for New Line Cinema from 2006 to 2007 after having served as Time Warner Inc.’s Vice President, Investor Relations from 2004 to 2006. Ms. Turner worked in investment banking for many years with positions at Allen & Company and Salomon Smith Barney prior to joining Time Warner Inc. Early in her career, she also gained tax and audit experience as a registered CPA at Ernst & Young, LLP. Ms. Turner received her undergraduate business degree and her law degree from The University of Michigan. Ms. Turner brings to our Board a strong financial and business background in the media industry.

Eric Zinterhofer, 41, has served as a Director since 2004.  In 2010, Mr. Zinterhofer founded Searchlight Capital Partners, LLC, a private equity firm. Previously, he served as a senior partner at private equity firm Apollo Management, L.P. and was with Apollo from 1998 until May 2010.  Mr. Zinterhofer is the non-executive chairman of Charter Communications, Inc., where he also serves on the Compensation Committee, and is a director of Dish TV India Limited, Hunter Boot Ltd., Integra Telecom, Inc. (where he also serves on the Compensation Committee) and Leo Cable LLC.  In the past five years, Mr. Zinterhofer has served as a director of iPCS, Inc. (2005 to 2009), where he also served on the Compensation Committee, Unity Media SCA (2005 to 2010) and Affinion Group, Inc. (2005 to 2010).  From 1994 to 1996, Mr. Zinterhofer was a member of the Corporate Finance Department at Morgan Stanley Dean Witter & Co.  From 1993 to 1994, Mr. Zinterhofer was a member of the Structured Equity Group at J.P. Morgan Investment Management.  Mr. Zinterhofer graduated cum laude from the University of Pennsylvania with B.A. degrees in Honors Economics and European History and received an M.B.A. from the Harvard Business School. Mr. Zinterhofer’s father-in-law, Ronald Lauder, is the Company’s non-executive Chairman. Mr. Zinterhofer brings to the Board significant experience making and managing private equity investments and has over 14 years’ experience financing, analyzing and investing in public and private companies, including companies in the media sector.

There is no arrangement or understanding between any director and any other person pursuant to which such person was selected as a director other than Paul T. Cappuccio and Michael Del Nin, who were nominated by Time Warner Inc. pursuant to the terms of an investor rights agreement among the Company, Ronald Lauder, certain parties related to Ronald Lauder and Time Warner Media Holdings B.V. and Kelli Turner, who was nominated by Mr. Lauder pursuant to the terms of her employment agreement.

Vote Required; Recommendation

The election of the Board of Directors requires a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present.  Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast.  Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the election of the 13 named nominees to the Company’s Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF THE 13 NAMED NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

We abide by the corporate governance principles outlined below to ensure that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management and that the interests of the Board of Directors and management are aligned with those of shareholders.

On an annual basis, directors and executive officers complete questionnaires that are used to establish the independence of independent directors, to confirm the qualifications of the members of our Audit Committee and to disclose any transaction with us or our subsidiaries in which a director or executive officer (or any member of his or her immediate family) has a direct or indirect material interest.

Director Independence

The NASDAQ Marketplace Rules require that a majority of the directors be “independent directors”.  For a director to be considered independent, the Board must determine that the director (and in some cases, members of a director’s immediate family) does not have, or in the past three years has not had, certain direct or indirect material relationships with us, our external auditors or other persons doing business with us. The Board has affirmatively determined that seven of our 13 directors have no material direct or indirect relationship with us and qualify as independent directors pursuant to the corporate governance standards of NASDAQ as well as an evaluation of factors specific to each director. The independent directors are Charles Frank, Herbert Granath, Alfred Langer, Fred Langhammer, Bruce Maggin, Parm Sandhu and Duco Sickinghe.

In the course of the determination by the Board regarding the independence of each director, it considered the beneficial ownership of such director or his or her affiliates in the Company as well as any transactions or arrangements that each director has with us.

Independent Director Meetings

Our independent directors meet in regularly scheduled executive sessions. The non-executive Vice Chairman presides over the meetings of the independent directors. During 2012, the independent directors held five such meetings.

Codes of Conduct

In 2011, the Board of Directors adopted new codes of conduct applicable to employees and directors. These new policies reinforce the importance of integrity and ethical conduct in our business, reflect the more robust policy framework that now exists within the Company and clarify the procedures for handling whistleblower complaints and other concerns. The Standards of Business Conduct applies to the Company’s employees, including any employee directors, and sets forth policies pertaining to employee conduct in the workplace, including the accuracy of books, records and financial statements, insider trading, electronic communications and information security,  confidentiality, conflicts of interest, anti-bribery and competition laws. The Standards of Business Conduct also includes information on how employees may report whistleblower complaints or raise concerns regarding questionable conduct or policy violations and provides for the anonymous, confidential submission by employees or others of any complaints or concerns about us or our accounting, internal accounting controls or auditing matters. The Standards of Business Conduct prohibits retaliation against employees who avail themselves of the policy. Failure to observe the terms of the Standards of Business Conduct can result in disciplinary action (including termination of employment).

The Company also has a Code of Conduct for Non-Employee Directors, which assists the Company’s non-employee directors in fulfilling their fiduciary and other duties to the Company. In addition to affirming the directors’ obligations to act ethically and honestly, the code also addresses conflicts of interest, compliance with applicable laws and confidentiality.

Both the Standards of Business Conduct and the Code of Conduct for Non-Employee Directors are available on our website at www.cme.net. They are also available in print to any shareholder upon request.

Director Nominating Process

The Corporate Governance/Nominating Committee will consider candidates for membership on the Board of Directors who are recommended by qualifying shareholders. Under our Bye-laws and the Corporate Governance/Nominating Committee charter, a qualifying shareholder is any shareholder who has provided evidence that he has been the beneficial owner of at least 5% of any class of our outstanding stock for at least one year. In order to be considered for membership, candidates must meet the criteria and qualifications specified by the Corporate Governance/Nominating Committee from time to time, including having relevant professional experience; possessing a knowledge of our business; and being eligible under standards established by the SEC, NASDAQ or relevant law. In addition, the Committee may take into account special needs for diversity of experience and background as may arise from time to time. The Committee does not apply specific weights to particular criteria, nor does it have a separate policy with regard to the consideration of diversity. These criteria apply to all nominees, whether recommended by a shareholder, another director, management or otherwise. Recommendations must be in writing and addressed to the Chairman of the Corporate Governance/Nominating Committee in care of the Company Secretary, CME Media Services Limited, Křiženeckého náměstí 1078/5, 152 00 Prague 5, Czech Republic. A copy of the Corporate Governance/Nominating Committee charter is available on our website at www.cme.net. It is also available in print to any shareholder on request.

Information submitted to the Corporate Governance/Nominating Committee must include the name, address and relationship to the Company of the nominee and the proposing shareholder, and such information with respect to the nominee as would be required under the rules and regulations of the SEC to be included in our proxy statement if such proposed nominee were to be included therein. The shareholder shall include a statement to the effect that the proposed nominee has no direct or indirect business conflict of interest with us and otherwise meets our published criteria for consideration as a nominee for director.  To be considered for inclusion in our proxy statement for an Annual General Meeting, the Corporate Governance/Nominating Committee charter stipulates that recommendations must be received by us at least 120 calendar days prior to the anniversary date of our proxy statement for the prior year’s Annual General Meeting and include all required information to be considered. In the case of the 2014 Annual General Meeting, this deadline is January 21, 2014.

Shareholder Communications and Proposals

The Corporate Governance/Nominating Committee charter provides a process by which shareholders may communicate with the Company or the Board of Directors. Shareholders may submit such communications in writing to the Chairman of the Corporate Governance/Nominating Committee in the care of the Company Secretary, CME Media Services Limited, Křiženeckého náměstí 1078/5, 152 00 Prague 5, Czech Republic. The Company Secretary shall determine, in his discretion, considering the identity of the submitting shareholder and the materiality and appropriateness of the communication, whether, and to whom within the Company, to forward the communication.  The Corporate Governance/Nominating Committee charter stipulates that proposals for inclusion in our Annual General Meeting proxy statement must be in writing and received at least 120 days prior to the anniversary date of our proxy statement for the prior year’s annual general meeting in order for the Company to consider including such proposal in its proxy statement. In the case of the 2014 Annual General Meeting, this deadline is January 21, 2014. In addition, the shareholder shall include the form of proposal to be included in the Company’s proxy statement and a brief description as to why the passing of the proposal is beneficial to the Company.

Meetings of the Board of Directors

The Board of Directors currently consists of thirteen members. During the year ended December 31, 2012, the Board of Directors met, or acted by unanimous consent, on 15 occasions.  Except as set forth below, all members of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which they served during the periods that they served. Eric Zinterhofer attended 45% of such meetings.

We are incorporated in Bermuda and have held our annual general meetings in Bermuda since incorporation.  Senior members of management have been present by teleconference at each annual general meeting to meet shareholders and answer any questions.  Historically, shareholders have not attended annual general meetings in person, which we attribute to our policy of regular and detailed communication with our shareholders and investors through regular meetings with management, quarterly earnings calls, investor conferences and other investor relations activities. Last year no non-employee directors attended the annual general meeting.  In view of the fact that shareholders have not historically attended annual general meetings, we have not adopted a specific policy regarding the attendance of directors at the annual general meeting.  Attendance is left to the discretion of individual directors.

Committees of the Board of Directors

Audit Committee.  The Audit Committee is composed of Messrs. Langer (Chairman), Sandhu and Sickinghe.  The current members of the Audit Committee satisfy the independence and expertise requirements set forth in the NASDAQ Marketplace Rules.  In addition, the Board has determined that Messrs. Langer and Sandhu each qualify as “audit committee financial experts”.  The responsibilities of the Audit Committee include (i) selecting and overseeing the independent registered public accounting firm to be retained by us;  (ii) approving the engagement of the independent registered public accounting firm for audit, audit-related, tax-related and other services; (iii) reviewing with the independent registered public accounting firm the scope and results of these engagements; (iv) overseeing our financial reporting activities and internal controls and procedures and reviewing the risk register with management; (v) reviewing complaints under the Standards of Business Conduct relating to accounting, internal accounting controls or auditing matters; and (vi) conducting other reviews relating to compliance by us and our employees with our policies and any applicable laws. During the fiscal year ended December 31, 2012, the Audit Committee met on eight occasions.

The Audit Committee acts under a written charter first adopted and approved by the Board of Directors in June 2000.  An amended and restated Audit Committee charter was subsequently adopted by the Board of Directors on November 20, 2002 and amended on March 27, 2003, April 6, 2004, February 2, 2006, February 14, 2007 and December 12, 2011.  The Audit Committee charter is available on our website at www.cme.net. It is also available in print to any shareholder on request.

Corporate Governance/Nominating Committee.  The Corporate Governance/Nominating Committee is composed of Messrs. Granath (Chairman), Langer, Langhammer and Maggin. The members of the Corporate Governance/Nominating Committee satisfy the independence requirements set forth in the NASDAQ Marketplace Rules.  The Corporate Governance/Nominating Committee is responsible generally for ensuring that the Board and its committees are appropriately constituted in order to conform with applicable legal requirements.  Responsibilities of the Corporate Governance/Nominating Committee include selecting, or recommending to the Board, candidates for the Board of Directors and committees of the Board. During the fiscal year ended December 31, 2012, the Corporate Governance/Nominating Committee met, or acted by unanimous consent, on three occasions.

The Corporate Governance/Nominating Committee acts pursuant to a written charter adopted by the Board of Directors in April 2004 and amended on February 2, 2006 and February 4, 2008. A copy of the Corporate Governance/Nominating Committee charter is available on our website at www.cme.net. It is also available in print to any shareholder on request.

Related Party Transactions Committee. The Related Party Transactions Committee is composed of Messrs. Frank,  Granath (Chairman), Langer and Sickinghe.  The members of the Related Party Transactions Committee satisfy the independence requirements set forth in the NASDAQ Marketplace Rules. The Related Party Transactions Committee, which operates pursuant to a written procedure, is responsible for reviewing, ratifying or approving our related party transactions that are subject to review or approval under relevant SEC regulations and the NASDAQ Marketplace Rules.

Compensation Committee.  The Compensation Committee is composed of Messrs. Granath, Langhammer and Maggin (Chairman).  The members of the Compensation Committee satisfy the independence requirements set forth in the NASDAQ Marketplace Rules.   During the fiscal year ended December 31, 2012, the Compensation Committee met, or acted by unanimous consent, on seven occasions.

Our executive compensation policies are established, reviewed or approved by the Compensation Committee. Compensation for this purpose means all forms of remuneration, including salaries, bonuses, annual and long-term incentive compensation, equity-based compensation, benefits, perquisites and severance pay or payments made on a change of control. The responsibilities of the Compensation Committee include (i) reviewing and determining (in consultation with the other independent directors) the compensation of the principal executive officer; (ii) in consultation with the principal executive officer, reviewing and determining the compensation of the named executive officers listed in the Summary Compensation Table and reviewing the compensation of other senior executives who report to the principal executive officer; (iii) reviewing annually the performance of the principal executive officer; (iv) reviewing and making recommendations to the Board of Directors in respect of non-employee director compensation; and (v) administering our Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”), including granting options as well as other forms of equity compensation and setting the terms thereof pursuant to the Stock Incentive Plan.  Additional information on compensation policies and consideration of executive compensation is included in the Compensation Discussion and Analysis section below.

The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors on February 13, 2003 and amended on April 6, 2004 and February 14, 2007. The charter is available on our website at www.cme.net.  It is also available in print to any shareholder on request.

Treasury/Finance Committee. The Treasury/Finance Committee is composed of Messrs. Del Nin (Chairman), Frank and Sandhu and Ms. Turner. The Treasury/Finance Committee is responsible for advising on the Company’s corporate finance activities, including its capital structure, equity and debt financings, banking activities and relationships, foreign exchange and stock repurchase activities. During the fiscal year ended December 31, 2012, the Treasury/Finance Committee met, or acted by unanimous consent, on eight occasions.

The Treasury/Finance Committee acts pursuant to a written charter adopted by the Board of Directors on June 15, 2010. The charter is available on our website at www.cme.net.  It is also available in print to any shareholder on request.

Board Leadership Structure and Role in Risk Oversight

Since the Company’s inception, we have been served by both a non-executive Chairman and a Chief Executive Officer, and, since 2006, a non-executive Vice Chairman. Each of the Chairman and the Vice Chairman are appointed on an annual basis by at least a majority vote of the remaining directors. As a general practice, our CEOs also serve as directors and Adrian Sarbu, our President and CEO, has been a director since December 8, 2009. The role of the Chairman, or in his absence, the Vice Chairman, is to preside over meetings of the Board. Both the Chairman and Vice Chairman also provide advice to management. In addition, as the current Chairman is not deemed to be independent under the NASDAQ Marketplace Rules, the Vice Chairman presides over meetings of the independent directors. We believe that this is the most appropriate Board structure for the Company because it reflects the relative strengths and contributions of our non-executive Chairman, Mr. Lauder, who leads the Board in providing broad oversight of the development of our business strategy and the direction of the Company and Mr. Sarbu, our President and CEO, who utilizes his extensive operational and executive experience to direct the Company’s day-to-day operations and performance.

The Company has created a robust framework to effectively identify, assess, and manage risk. Senior management has primary responsibility for the daily management of risks, while the Board provides regular oversight, both as a whole and through its committees. The Audit Committee is responsible for an annual review of a risk register prepared by senior management. The Company’s risk register identifies and evaluates the key strategic, operating, financial and compliance risks that the Company faces and proposes ways in which to effectively manage such risks in the short- and long-term. In addition, our President and CEO and our Chief Financial Officer consult regularly with directors regarding strategic and operational risks. Generally, the Board receives a quarterly presentation regarding strategies, challenges, risks and opportunities for the Company. Senior management is in attendance at quarterly Board meetings and is available for discussions with the Board regarding risk management and any other concerns. Finally, through the authority delegated by the Board, the Corporate Governance/Nominating Committee, Related Party Transactions Committee, Compensation Committee and Treasury/Finance Committee are each tasked with oversight of governance, related party, compensation and treasury or finance risks, respectively. Committees report to the full Board quarterly.

EXECUTIVE OFFICERS

Set forth below is certain information describing our executive officers, including Named Executive Officers (as defined in the Summary Compensation Table below). The term of office of such officers, unless otherwise set forth in an employment agreement, is at the discretion of the Board of Directors and/or the Chief Executive Officer. Biographical information for Adrian Sarbu, our President and CEO, may be found under “Proposal 1 – Election of Directors” above.

Executive Officers

Anthony Chhoy, 35, has served as Executive Vice President and Head of Strategic Planning and Operations of the Company since December 2010. He has responsibility for the Company’s strategic planning and operating performance. Mr. Chhoy sits on the boards of directors of our main operating subsidiaries and prior to 2013 also served as the Head of the Company’s broadcasting division. He joined the Company in 2005 as an M&A Project Manager and has served in financial and operational roles including Head of Financial Planning and Analysis from August 2006 to December 2007, Head of Planning and Business Development from January 2008 to June 2009 and Senior Vice President and Head of Strategic Planning and Operations from July 2009 to November 2010. Prior to joining the Company, Mr. Chhoy worked at Ernst & Young in London, managing a number of complex and large advisory projects. He obtained his qualification as a Chartered Accountant while at Arthur Andersen in Adelaide, Australia from 1999 to 2002. Mr. Chhoy is a graduate of the University of Adelaide, Australia and holds bachelor degrees in commerce and finance.

Daniel Penn, 47, joined the Company in 2002 and has served as General Counsel and Company Secretary since 2004. Mr. Penn was named an Executive Vice President of the Company in February 2010. Prior to joining the Company, he served as General Counsel and Head of Developments/Business Affairs in an internet publishing business and in a multinational telecommunications company. He began his career in private practice with Mayer Brown, where he worked in their offices in New York, London and Tashkent, Uzbekistan. Mr. Penn graduated from Princeton University with a B.A. from the Woodrow Wilson School of Public and International Affairs and a Certificate of Achievement in Russian Studies. He received a J.D. from the Columbia University School of Law, where he served as Editor-in-Chief of the Columbia Law Review.

David Sach, 52, has served as Executive Vice President and Chief Financial Officer since March 2010. Prior to joining the Company, Mr. Sach served as Chief Financial Officer for Clearwire Corporation, a NASDAQ listed telecommunications company, from February to September 2009. From 2005 to 2008, Mr. Sach was Chief Financial Officer for Millicom International Cellular SA. With an extensive international financial background, Mr. Sach held several senior finance roles at Equant N.V., EMI Group PLC and Thomson Professional Publishing from 1993 to 2005. Mr. Sach began his career with PricewaterhouseCoopers in New York. He holds a B.S. in Accounting from State University of New York at Albany, and is a Certified Public Accountant.

Ciprian Stancu, 35, has served as the Company’s Head of Sales since September 2011. Mr. Stancu joined Pro TV S.A. as a sales executive  in January 2001.  From January 2002 until March 2006, he served as a sales manager for the Company’s Acasa channel, following which he was the Head of TV Sales for the Company’s Romanian operations. From January 2009 to April 2010, Mr. Stancu also served as a sales consultant for the Company’s former operations in Ukraine, and from September 2010 to September 2011 as a sales consultant for the Company’s Media Pro Entertainment and new media divisions.

David Sturgeon, 43, has served as the Company’s Deputy Chief Financial Officer since July 2009.  He has responsibility for directing the Company’s central financial reporting, tax and accounting activities as well as management and oversight over the Company’s country finance operations. Mr. Sturgeon sits on the board of directors of our main operating subsidiaries and prior to 2013 also served as Chief Financial Officer of the Company’s broadcasting and new media divisions.   Mr. Sturgeon joined the Company as Group Financial Controller in 2005, prior to which he was with Equant N.V., from 2002.  From 1990 to 2002, Mr. Sturgeon was a member of Arthur Andersen’s Technology, Media and Communications practice, advising clients primarily in the areas of financial reporting and control, corporate finance and capital markets transactions.  Mr. Sturgeon graduated from Oxford University with an M.A. in Philosophy, Politics and Economics and is a Chartered Accountant.

Anca Truta, 37, serves as Head of Distribution and Acquisitions since January 1, 2013. Prior to this she served as Senior Vice President, Head of Media Pro Entertainment from  July 1, 2012 until December 31, 2012. In this role she is responsible for managing the Company’s distribution business as well as coordinating content acquisitions and monetizing CME content in international markets. Prior to that, from 2010 until June 2012 she served Head of Distribution for all CME territories.  Mrs. Truta served as Head of Distribution, Romania of Media Pro Distribution from 2006 to December 2009, when CME acquired the Media Pro group of companies. Mrs. Truta has a Management Degree from Agro Touristic Management Faculty, Bucharest, Romania.

Mark Wyllie, 49, joined the Company as Finance Director in September 2000. In 2001 he became a Vice President of the Company and has served as Vice President - Corporate Finance since 2005. Mr. Wyllie, a Chartered Certified Accountant, served in various finance roles within United Biscuits from September 1988 until July 2000. In 1998, Mr. Wyllie was Finance Director at United Biscuits for Asia and Central and Eastern Europe in charge of operations in Poland, Hungary and Romania as well as the Far East. From 1986 to 1988 he served as a Consultant with Metapraxis Ltd., a small, financially-oriented software consultancy. Mr. Wyllie received his B.A. honors degree in Engineering Science, Economics and Management from Oxford University.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives of Compensation Programs

General Philosophy

We believe the total compensation of our executive officers should support the following objectives:

•
Attract and retain executives with the experience and expertise to drive us to achieve our objectives.  This means that we provide significant compensation opportunities to executives who are able to deliver competitive results.

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Create a mix of short-term and long-term compensation to achieve a balance between current income and long-term incentive opportunities that promote attention to both annual and multi-year business objectives without encouraging unnecessary or excessive risk-taking.  The mix between short-term and long-term is also designed to reflect the roles and responsibilities of individual employees.  This means that senior executives have a higher percentage of their total potential compensation tied to variable (versus fixed) pay than other employees.

•
Reward executives for creating shareholder value.  This means that our long-term incentive programs are equity-based and are intended to represent a significant percentage of the total compensation that senior executives may earn.

•
Create a strong culture that rewards results.  This means that incentive plans reward the achievement of specific financial and operating performance goals of the Company and individual performance through the use of specific personal goals and objectives.

•
Ensure compensation is appropriate in light of our profile, strategy and anticipated performance.  This means that the Compensation Committee places significant emphasis on our specific strategy and performance in the ultimate determination of compensation decisions.

Compensation Design and Elements of Compensation

Our executive compensation program, covering Named Executive Officers and other members of senior management, consists of the components set out below.  In 2012, our Named Executive Officers were the President and CEO, the CFO, the Head of Strategic Planning and Operations, the General Counsel and the Deputy CFO.

Base Salary

Salary levels for each of our Named Executive Officers are set in their employment agreements.  The Compensation Committee may review these salary levels each year to determine whether any adjustment is appropriate.  Key considerations in establishing base salary levels and any increases include the overall level of responsibility of a given Named Executive Officer; the importance of the role; the experience, expertise and specific performance of the individual; and the general financial performance of the Company.  The Compensation Committee has generally maintained base salaries of the Named Executive Officers at the same level while those persons have occupied their current roles and considers the base salary levels for each of the Company’s Named Executive Officers to be consistent with the considerations described here.

For our Named Executive Officers, base salaries for 2012 accounted for 74% of their total direct compensation. (Total direct compensation consists of base salary, bonus, non-equity incentive plan awards and annual equity grant value.)  In 2012, our Named Executive Officers earned 8% of their total direct compensation from non-equity incentive plan awards or discretionary bonuses.

Annual Incentive Plans

In 2012, approximately 104 employees across the entire Company were eligible to earn annual incentives through various incentive plans.  Award opportunities vary by position and level in the organization. Targets for non-equity incentive opportunities for the Named Executive Officers generally range from 50% to 100% of base salary. The basis for non-equity incentive plan awards for the President and CEO and the other Named Executive Officers vary but are earned principally for the achievement of financial or operating performance goals.

Named Executive Officers are eligible to earn annual incentives pursuant to guidelines set forth in the management compensation policy adopted by the Compensation Committee in 2011 (as amended, the “Management Compensation Policy”).  Under the prior management compensation policy (the “2008 Senior Management Compensation Policy”), Named Executive Officers (other than the President and CEO) were generally eligible to earn non-equity incentive plan awards for the achievement of an annual OIBDA1 target.  In adopting the Management Compensation Policy, the Compensation Committee concluded that targets should be based on a mix of financial and operating performance goals designed to support the achievement of key objectives of the Company in the current challenging economic environment in countries in which it operates.

The Management Compensation Policy provides that annual non-equity incentive plan award targets for the higher levels of management will consist of quantitative targets based on a mix of financial or operating performance goals and qualitative targets based on individual objectives.  Specific quantitative targets are intended to correlate more closely with the role or responsibilities of the relevant member of management. Quantitative targets for the President and CEO are set by the Compensation Committee and for the remaining Named Executive Officers quantitative and qualitative targets are set by the President and CEO and recommended to the Compensation Committee for approval. The split between the quantitative and qualitative elements also varies based on role and level of seniority.  In 2012, Named Executive Officers  were entitled to earn 50% of non-equity incentive plan awards for the achievement of quantitative targets and 50% for the achievement of qualitative targets. This approach is intended to hold Named Executive Officers accountable for both overall business and individual performance. Furthermore, the Compensation Committee established that the Company would need to achieve a minimum  actual OIBDA of $140 million  (the “OIBDA Threshold”) in order for Named Executive Officers and other members of senior management to be entitled to non-equity incentive plan awards in 2012.

Long-Term Equity Incentive Program

Each year the Compensation Committee reviews and has approved annual grants of equity incentive awards to a group of senior employees. Annual grant levels are determined based on the individual’s position in the organization and include a number of other factors, including the role the individual plays in setting and achieving long-term company goals, the overall dilution represented by equity grants and the cost of such grants as reflected in our financial statements. Long-term incentives, assuming stable or improving general economic conditions, are the most effective way to link the interests of management and shareholders, and to incentivize management to strive for continued shareholder value creation.  Therefore, equity incentives are an integral part of the Company’s compensation programs.

1
OIBDA, which includes program rights amortization costs, is determined as operating income/(loss) before depreciation, amortization of intangible assets and impairment of assets. For a quantitative reconciliation of non-GAAP financial measures to the most directly comparable financial measurements in accordance with GAAP, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 accompanying this proxy statement.

2012 CEO and Senior Management Non-equity Incentive Plan Targets and Awards

CEO Non-equity Incentive Plan Award Targets.   Non-equity incentive plan award targets and criteria for 2012 for the President and CEO were established by the Compensation Committee.   At the time the President and CEO was appointed in 2009,  the Compensation Committee set a multi-year non-equity incentive plan award target based on an OIBDA target that excluded our operations in Bulgaria, which was prior to the Company’s acquisition of the bTV group, and our former Ukraine operations, which the Company disposed of in April 2010. The Compensation Committee believed this was appropriate in light of the severe impact the global economic recession was having on the economies of Central and Eastern Europe and the challenge of projecting the profitability of cash flow negative operations in Bulgaria and Ukraine in such an environment. Under Mr. Sarbu’s employment agreement, the target amounts may be adjusted by the Compensation Committee in the event that the Company acquires additional operations that are considered core operations, the fundamental assumptions underlying the target amounts materially change (including assumptions in respect of exchange rates and general economic or advertising market growth rates) or the Company changes its functional currency.  In view of the disposal of the Company’s Ukrainian operations and the acquisition of the bTV group in Bulgaria in 2010 as well as the prolonged period during which the challenging operating environment in our markets has continued, the Compensation Committee concluded in 2011 that it was appropriate to set annual non-equity incentive plan award targets for the President and CEO to reflect key objectives for the Company’s business, including maintaining the Company’s leading market positions, controlling costs and promoting OIBDA growth and positive free cash flow.

For purposes of determining the amount of non-equity incentive plan compensation that can be earned, the President and CEO had quantitative financial targets (with a weighting of 50%) and qualitative individual performance targets (with a weighting of 50%).  The achievement of each of the two quantitative financial targets was weighted equally; weightings were also assigned to his specific qualitative individual performance targets based on the relative importance assigned to each. The quantitative financial targets consisted of Consolidated Budgeted OIBDA2 and Direct Free Cash Flow2 and qualitative individual performance targets included providing effective leadership for the Company in achieving its business objectives, providing strategic direction on key initiatives and working with the Board to enhance its oversight of the Company.   The President and CEO was entitled to earn a non-equity incentive plan award for 2012 of up to $1,800,000 based on the achievement of these targets.

CEO Special Performance Awards. At the time Mr. Sarbu was appointed President and CEO in July 2009, the Compensation Committee also identified certain areas of the business for which it wished to incentivize Mr. Sarbu to achieve specific goals in order to address specific operating areas of the business.  The Compensation Committee established opportunities for the President and CEO to earn non-equity incentive plan awards for: (i) the completion of a transaction relating to the sale of our Ukraine operations, for which Mr. Sarbu was entitled to an award of $500,000; (ii) the refinancing of the senior debt of the Company due in 2012, 2013 and 2014, for which Mr. Sarbu is entitled to an award based on the amount of such debt refinanced, with the maximum amount of such award not to exceed $1,000,000 in the aggregate; (iii) the achievement of an aggregate OIBDA-target for the Company’s new media operations for the period from 2011 through 2013, for which Mr. Sarbu is entitled to an award equal to 5% of the amount by which the reported OIBDA of the new media division over such period exceeds $30 million, with the maximum amount of such award not to exceed $500,000; and (iv) the development of a succession planning tool endorsed by the Board of Directors, for which Mr. Sarbu was entitled to an award of $500,000.  Mr. Sarbu earned the full amount of the special performance awards in respect of item (i) above in 2010, item (ii) in 2009, 2010 and 2012 and item (iv) in 2011.

Senior Management Non-equity Incentive Plan Award Targets.  Each Named Executive Officer has a target award amount for non-equity incentive plan compensation that is based on a percentage of base salary.  The target for each of the Chief Financial Officer, the Head of Strategic Planning and Operations and the General Counsel is based on 100% of base salary and for the Deputy CFO is based on 50% of base salary.

For purposes of determining the amount of non-equity incentive plan compensation that can be earned, each Named Executive Officer has a series of quantitative financial targets (with a weighting of 50%) and qualitative individual performance targets (with a weighting of 50%).  Weightings are also assigned to specific qualitative individual performance targets  and vary by Named Executive Officer based on the number of performance targets and the relative importance assigned to each.

For 2012, the quantitative financial performance targets of the Chief Financial Officer consisted of Consolidated Budgeted OIBDA and Direct Free Cash Flow and qualitative individual performance targets included overseeing initiatives to reduce the Company’s leverage, ensuring the delivery of high quality and timely information to support the Company’s operations by improving budgeting and forecasting tools, maintaining effective risk management and effective internal controls, and improving the capacity of the finance department. The Chief Financial Officer was entitled to earn a non-equity incentive plan award for 2012 of up to $580,980 based on the achievement of these targets.

2
“Consolidated Budgeted OIBDA” is equal to actual consolidated OIBDA for the Company, translated at exchange rates used in the Company’s 2012 budget and excluding stock-based compensation and other one-time items.  “Direct Free Cash Flow” is free cash flow translated at exchange rates used in the Company’s 2012 budget. Free cash flow includes cash flows from continuing operating activities less purchases of property, plant and equipment, net of disposals of property, plant and equipment.   The purpose of the translation at constant exchange rates is to exclude the impact of exchange rate movements on internal performance targets.

The quantitative financial and operating performance targets of the Head of Strategic Planning and Operations were Consolidated Budgeted OIBDA and Direct Free Cash Flow and qualitative individual performance targets included implementing certain internal and external business development projects and maintaining and improving communication to ensure effective divisional performance and cross-divisional collaboration.  The Head of Strategic Planning and Operations was entitled to earn a non-equity incentive plan award for 2012 of up to $515,704 based on the achievement of these targets.

The qualitative financial performance targets of the General Counsel consisted of Consolidated Budgeted OIBDA and Direct Free Cash Flow and qualitative individual performance targets included ensuring effective legal services are delivered in support of the Company’s operations and business strategies, advising on and supporting the Company’s deleveraging strategy, strengthening the capacity of the corporate legal department and ensuring the Company effectively fulfills its regulatory and compliance goals.  The General Counsel was entitled to earn a non-equity incentive plan award for 2012 of up to $530,903 based on the achievement of these targets.

The quantitative financial targets of the Deputy CFO consisted of Consolidated Budgeted OIBDA and Direct Free Cash Flow and qualitative individual performance goals included implementing a common transaction processing platform across the Company’s operations, maintaining effective risk management and effective internal controls, and overseeing a rationalization of the Company’s operating entities.  The Deputy CFO was entitled to earn a non-equity incentive plan award for 2012 of up to $199,754 based on the achievement of these targets.

The financial targets identified are consistent with key measures the Company uses to evaluate its performance on a Company-wide basis.  The individual performance targets have been tailored to the Name Executive Officer’s role and were designed to support the achievement of the Company’s strategic objectives.

Determining Awards.   The achievement of financial targets is measured against the results delivered by the Company in respect of such targets for 2012, translated where appropriate at exchange rates used in the Company’s 2012 budget.  Budgeted exchange rates are applied in order to exclude the impact of foreign exchange movements on performance.  The achievement of individual performance targets are based on self-assessments by the Named Executive Officer that are reviewed by the President and CEO before he makes a recommendation to the Compensation Committee.  In addition, the Company would need to achieve the OIBDA Threshold in order for Named Executive Officers to earn non-equity incentive plan awards in 2012.

While performance targets form the basis for awarding non-equity incentive plan compensation, the Compensation Committee believes that judgment is also an important factor and the Compensation Committee can exercise discretion in determining awards. This is particularly relevant following the onset of the financial crisis in the economies of Central and Eastern Europe in late 2008.  The prolonged period over which television advertising spending contracted continued into 2012 as levels of advertising spending remained low in response to reduced consumer demand. The effect of that operating environment together with the impact of unforeseen macroeconomic events have made forecasting and budgeting much more challenging. Accordingly, the Compensation Committee takes factors such as these into consideration and may reasonably determine ranges or absolute numbers above or below which awards may be earned in respect of specific performance targets. In addition, the Compensation Committee may also award discretionary bonuses or establish other performance criteria for purposes of creating additional incentives for the achievement of specific objectives in addition to the annual incentive plans.

2012 CEO and Senior Management Awards

The Company faced a difficult economic environment in the markets of Central and Eastern Europe during 2012, where the impact of the global financial and economic crisis has continued and has been exacerbated by the continuing impact of the Eurozone sovereign debt crisis.  Since the onset of the financial crisis at the end of 2008, the television advertising markets in which the Company contracted significantly in response to sharply reduced consumer demand.  The Company estimates that real GDP (that is, after adjusting for inflation) in the markets in which it operates remained flat overall during 2012 and was down from the modest 2% growth rate reported for 2011, primarily as a result of a slowdown in export growth and ongoing austerity measures in certain of those countries. Consumer confidence in its markets was negatively affected by concerns about the continuing impact of the European sovereign debt crisis and real private consumption is estimated to have declined by 1% overall during 2012. This continued lack of growth in the economies of the region has led to a decrease in advertising spending. On a constant currency basis, television advertising spending, the Company’s principal source of revenues, declined overall by 6% in 2012 while internet advertising spending increased by 2%.

The Company did not achieve its financial targets in 2012 but was successful in achieving key strategic goals.  Declining television advertising spending had an impact on the Company’s ability to generate television advertising revenues; nevertheless, the Company succeeded in maintaining its leading positions in its markets, expanding the production of content and third party revenues generated by it, and rolling out its video-on-demand service Voyo while continuing to focus on controlling costs. Free cash flow was negatively affected in part by lower cash receipts attributable to the decline in television advertising spending. In addition, the Company successfully retired $184.8 million of senior indebtedness by issuing $180.2 million of equity and rescheduled $209.0 million of its indebtedness to improve its maturity profile, as a result of which there are no maturities of senior indebtedness prior to November 2015.

CEO Non-equity Incentive Plan Awards.  The Consolidated Budgeted OIBDA target for the President and CEO was $190.1 million and the target for Direct Free Cash Flow was greater than zero.   The President and CEO did not earn a non-equity incentive plan award  for 2012. The Consolidated Budgeted OIBDA target and the Direct Free Cash Flow Targets were not achieved. The Compensation Committee determined that the individual performance targets had been achieved in respect of  providing strategic direction on key initiatives, ensuring improvements in the operating performance of the Company’s businesses, and working with the Board to enhance its oversight of the Company. However, the President and CEO did not earn any non-equity incentive plan award because the Company did not achieve the OIBDA Threshold.

The President and CEO did earn a Special Performance Award of $133,100 in connection with the refinancing of a portion of the Company’s outstanding indebtedness.

Senior Management Non-equity Incentive Plan Awards.  The Consolidated Budgeted OIBDA target for the Named Executive Officers was $190.1 million and  the Direct Free Cash Flow was greater than zero.

The CFO did not earn a non-equity incentive plan award for 2012.  The Consolidated Budgeted OIBDA and Direct Free Cash Flow targets were not achieved.  The Compensation Committee determined that the qualitative individual performance targets had been achieved  with respect to overseeing a series of financing transactions that deleveraged the Company’s balance sheet and extended its debt maturities, overseeing the Company’s financial reporting and maintaining effective internal controls, completing the implementation of new financial reporting and budgeting software tools, and the strengthening of his department to improve the quality of internal reporting. However, the CFO did not earn any non-equity incentive plan award because the Company did not achieve the OIBDA Threshold. The Compensation Committee did elect to award the CFO a discretionary bonus of $75,000.

The Head of Strategic Planning and Operations did not earn a non-equity incentive plan award for 2012.  The Consolidated Budgeted OIBDA and Direct Free Cash Flow targets  were not achieved.  The Compensation Committee determined that the qualitative individual performance targets had been achieved with respect to implementing cost control measures across the broadcasting operations, overseeing the successful roll-out of Voyo and the launch of new niche channels and the effective development and strengthening of his team. However, the Head of Strategic Planning and Operations did not earn any non-equity incentive plan award because the Company did not achieve the OIBDA Threshold. The Compensation Committee did elect to award the Head of Strategic Planning and Operations a discretionary bonus of $75,000.

The General Counsel did not earn a non-equity incentive plan award for 2012.  The Consolidated Budgeted OIBDA and Direct Free Cash Flow targets were not achieved.  The Compensation Committee determined that the individual performance targets had been achieved with respect to providing effective advice to the President and CEO, the Board and its committees on a number of significant legal and strategic issues for the Company, successfully completing a series of financing transactions,  providing advice and assistance with respect to compliance and regulatory matters,  providing advice and support for the roll-out of Voyo, and strengthening the capacity of his department. However, the General Counsel did not earn any non-equity incentive plan award because the Company did not achieve the OIBDA Threshold. The Compensation Committee did elect to award the General Counsel a discretionary bonus of $75,000.

The Deputy CFO did not earn a non-equity incentive plan award for 2012.  The Consolidated Budgeted OIBDA and Direct Free Cash Flow targets were not achieved.  The Compensation Committee determined that the individual performance targets had been achieved with respect to overseeing the Company’s financial reporting and maintaining effective internal controls, substantially completing the implementation of new transaction processing tools, and reducing the number of operating entities in the group structure of the Company. However, the Deputy CFO did not earn any non-equity incentive plan award because the Company did not achieve the OIBDA Threshold. The Compensation Committee did elect to award the Deputy CFO a discretionary bonus of $40,000.

Long-Term Equity Awards

In 2012, the Compensation Committee elected to award restricted stock units rather than options. The continuing difficult economic environment in the Company’s markets has resulted in the television advertising markets there declining by 6% compared to 2011 in constant currencies. This has had a negative impact on the Company’s operating results and share price, which has declined significantly over this period.  Because of this share price movement and the likelihood of continued pressure on the Company’s share price as the return to growth in the Company’s markets is expected to be gradual, the exercise price of all options granted to date are significantly above the Company’s trading price. As a result, these options are not currently an effective compensation tool.  Accordingly, the Compensation Committee elected to award restricted stock units to 48 employees, including the Named Executive Officers, in 2012.  The dates and values of the grants to Named Executive Officers are included in the Grants of Plan-Based Awards table below.

As described below under “Equity Granting Policy”, the Compensation Committee approves all grants of option and restricted stock units to Named Executive Officers and other employees and the exercise price of all option grants is equal to the fair market value of our shares on the date of grant.  Other than the grants in May 2009, options to employees currently vest over four years and have a life of eight years (ten years prior to 2007).  The grants made in May 2009 vest over two years and have a life of six years. Awards of restricted stock units vest in four equal installments over four years.

Other Compensation Practices and Policies

Executive Compensation Recoupment

The Company has a policy that permits the Compensation Committee to seek recovery of payments of incentive plan compensation awards and bonuses of Named Executive Officers and certain other covered senior executives if the Company is required to restate its financial statements (other than due to a change in accounting rules) or if the performance results leading to a payment of incentive compensation are subject to a material downward adjustment.  For purposes of this policy, payment of incentive compensation includes awards of equity compensation under the Stock Incentive Plan.  Under this policy, the Compensation Committee has discretion to determine what action it believes is appropriate, which may include recovery or cancellation of incentive payments, and may consider a number of factors in determining whether to seek recovery, including the degree of responsibility of a covered executive, the amount of excess compensation paid, the costs associated with recovery of compensation, applicable law and other actions the Company or third parties have taken.

Stock Ownership Guidelines

We encourage stock ownership by executives and directors but do not have formal stock ownership guidelines.

Severance

As is customary in our markets, all of our Named Executive Officers have employment agreements with us or one of our subsidiaries and these agreements provide for compensation in the event of involuntary termination.  These termination payments, which are typically defined by local practice and are generally derived from the notice period or term of the relevant employment agreement, were negotiated between us and each Named Executive Officer individually and do not conform to a single policy.  The basis for and value of these termination payments is further described and quantified under “Potential Payments Upon Termination or Change of Control” below.

Compensation and Management Consultants

During 2012, neither the Compensation Committee nor management engaged anyone to serve as an independent advisor on executive or director compensation matters or on programs and policies that are subject to the review or approval of the Compensation Committee.

Say-on-Pay Proposals

At the Company’s  2011 annual general meeting, shareholders voted on an advisory proposal as to the frequency with which the Company should conduct an advisory vote on executive compensation (a “say-on-pay proposal”). At that meeting, 93.2% of votes cast were in favor of holding such a vote once every three years and the Company intends to hold such vote every three years. In addition, at the 2011 annual general meeting, shareholders had an opportunity to vote on executive compensation as disclosed in the 2011 proxy statement. Of the votes cast on the say-on-pay proposal, 93.2% were voted in favor of the proposal. The Compensation Committee considered the results of the 2011 advisory vote and it believes that it affirms shareholders’ support of the Company’s approach to executive compensation. The Company will continue to consider the outcome of subsequent say-on-pay votes when making future compensation decisions for Named Executive Officers.

Role of Executives in Establishing Compensation

The President and CEO, the Chief Financial Officer, the General Counsel and other members of senior management have participated in the development and implementation of certain executive compensation programs, particularly the annual incentive and long-term equity incentive programs.  Once formulated, these programs are reviewed by our President and CEO and submitted to the Compensation Committee for its review and approval.  From time to time, certain executives, including the President and CEO, may be invited to attend meetings of the Compensation Committee to discuss Company compensation programs; in addition, the General Counsel may be invited to attend meetings in his capacity as Company Secretary.  While these executives may be asked to provide input and perspective, only Compensation Committee members vote on executive compensation matters.  These votes take place in executive session, when no members of management are in attendance.

Compensation Risk Assessment

In establishing and reviewing executive compensation, the Compensation Committee believes that executive compensation has been designed and allocated among base salary and short-term and long-term compensation in a manner that does not encourage excessive risk-taking by management that may harm the value of the Company, reward poor judgment or is reasonably likely to have a material adverse effect on the Company.

Base salaries are designed to be consistent with an executive’s responsibilities and to provide sufficient financial security as a proportion of total compensation so as not to promote unnecessary or excessive risk-taking when earning compensation under the Company’s incentive plans.

Historically, the Company’s non-equity incentive plan awards for senior management have been, in general, based on achieving annual OIBDA targets.  In 2012, non-equity incentive plan awards were based on achieving a Consolidated Budgeted OIBDA target and a Direct Free Cash Flow target as well as a number of annual qualitative targets pursuant to the Management Compensation Policy. While this may encourage taking short-term risks at the expense of long-term performance, the Compensation Committee believes that a number of factors substantially mitigate such risk.   First, the Compensation Committee believes a rigorous annual budgeting process results in the establishment of annual targets that are based on a longer-term strategic vision for the Company and sustainable value creation.  Second, having a number of targets that serve different goals mitigates the risk that certain Company objectives will be achieved (e.g., significant audience share or market share) at the expense of others (e.g., controlling costs and generating positive free cash flow).  This encourages management to focus on sustained profitable revenue generation. Third, rewarding key senior executives in part on the basis of achieving Company-wide targets ensures that they are focused on the performance of the Company as a whole.  While rewarding division senior executives for divisional performance may result in risk taking, their targets have also been designed to serve different goals, which mitigates this possibility. Fourth, provisions in our Management Compensation Policy that permit senior executives to be rewarded for qualitative performance reasons can reduce the influence of formulae in the determination of quantitative performance awards. The Compensation Committee also created the opportunity for the President and CEO to earn certain special performance bonuses based on the achievement of specific multi-year goals that were designed to address either specific risks or to ensure specific actions are taken that the Compensation Committee believes are important to the business. Such multi-year performance targets for the President and CEO are intended to ensure that the principal executive of the Company remains focused on long-term value creation.

Under the Company’s equity incentive plans, the Compensation Committee also awards stock options or restricted stock units to senior management and other senior employees.  As a general rule, equity awards to employees vest over a four-year period, which encourages grantees to focus on share price appreciation for an extended period of time.  Awards under the Company’s equity incentive plans create an incentive for long-term value creation, which can also act as a deterrent to short-term risk-taking.

The Compensation Committee continues to believe that an appropriate balance of compensation elements will support the achievement of competitive revenues and earnings in variable economic and industry conditions without undue risk.

Equity Granting Policy

Recognizing the importance of adhering to appropriate practices and procedures when granting equity awards, we formalized an equity granting policy in 2007 to memorialize the practices and processes we use in granting such awards. The policy establishes the following practices:

•	Decisions to award equity grants should only be taken during a period when trading in our shares is permitted in accordance with our Insider Trading Policy.
•
All grants to Section 16 officers, including grants to new hires, must be approved at a meeting of the Compensation Committee, including telephonic meetings, and may not occur through action by unanimous written consent.

•
The grant date of any equity award approved at a meeting of the Compensation Committee shall be the date of such meeting or, in connection with an anticipated hire or an award to be granted in several installments, a future date established by the Compensation Committee at such meeting, subject to employment commencing.

•	The exercise price for all option awards shall not be less than the closing price of our shares on the date of grant.

Impact of Tax and Accounting on Compensation Decisions

As a general matter, the Compensation Committee takes into consideration the various tax and accounting implications of compensation vehicles employed by us.  When determining amounts of long-term incentive compensation to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Accounting Standards Codification 718, “Compensation – Stock Compensation” (“ASC 718”), grants of stock options, restricted stock and restricted stock units permitted pursuant to the Stock Incentive Plan result in an accounting charge. The accounting charge is equal to the fair value of the number of instruments being issued that are expected to vest. For stock options, the cost is equal to the fair value of the option on the date of grant using a Black-Scholes option pricing model multiplied by the number of options that are expected to vest. For restricted stock or restricted stock units, the cost is equal to the fair value of the stock on the date of grant multiplied by the number of shares or units granted that are expected to vest. This expense is amortized over the requisite service or vesting period.

The Compensation Committee also considers the tax implications of its programs, both to us and to the participants.  It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard.  However, the Compensation Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business rather than by tax policy.  Therefore, the Compensation Committee may make pay decisions that result in certain tax inefficiencies.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management, and based on our review and discussions, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K, as amended by our Annual Report on Form 10-K/A for the year ended December 31, 2012.

Submitted by:

Herbert A. Granath
Fred Langhammer
Bruce Maggin

Members Of The Compensation committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has been an officer of the Company or of any of our subsidiaries, or had any relationship with us other than serving as a director. In addition, none of our executive officers served as a director or member of the compensation committee of any other entity one of whose executive officers serves as one of our directors or as a member of the Compensation Committee. The members of the Compensation Committee do not have any relationship that is required to be disclosed under this caption pursuant to SEC rules and regulations.

There were no interlocks or other relationships among our executive officers and directors.

SUMMARY COMPENSATION TABLE

The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to the Company’s President and CEO, the Chief Financial Officer and each of the three other most highly compensated executive officers who served in such capacities on December 31, 2012 (collectively, the “Named Executive Officers”), for services rendered while such person was serving as a Named Executive Officer for our last three fiscal years. No non-qualified deferred compensation was awarded to any employee in 2012, 2011 or 2010.

Amounts of salary, bonus and non-equity incentive plan compensation set forth in the Summary Compensation Table and the notes below earned by each Named Executive Officer in a currency other than U.S. dollars have been translated using the average exchange rate for 2012, 2011 or 2010, as applicable.

	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)	Option awards ($) (2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)	Total Compensation ($)
Adrian Sarbu President and CEO	2012	1,800,000	-	-	-	133,100	124,486(3)	2,057,586
	2011	1,800,000	320,000	-	-	1,481,034	127,022(4)	3,728,056
	2010	1,800,000	900,000	-	2,236,500	500,000	117,383(5)	5,553,883
David Sach Chief Financial Officer	2012	580,980	75,000	335,400	-	-	112,529(6)	1,103,909
	2011	642,359	-	-	393,050	603,800	123,419(7)	1,762,628
	2010	496,768	248,961	-	1,675,750	-	145,035(8)	2,566,513
Anthony Chhoy Head of Strategic Planning and Operations	2012	531,572(9)	75,000	335,400	-	-	87,870(10)	1,029,842
	2011	570,187	-	-	336,900	558,800	87,950(11)	1,553,837
	2010	498,384(12)	230,648	-	240,000	-	72,065(13)	1,041,097
Daniel Penn General Counsel	2012	530,903	75,000	279,500	-	-	9,260(14)	894,663
	2011	481,054	-	-	280,750	447,400	5,765(14)	1,214,969
David Sturgeon Deputy Chief Financial Officer	2012	414,405(15)	40,000	83,850	-	-	166,852(16)	705,107

(1) Information in respect of bonus awards and non-equity incentive plan awards is summarized below for each Named Executive Officer.
(2) These amounts reflect aggregate grant date fair value of awards granted during the fiscal years ended December 31, 2012, 2011 and 2010 in accordance with ASC 718 of awards pursuant to the Stock Incentive Plan. Assumptions used in the calculation of the aggregate grant date fair value are included in Part II, Item 8, Note 16 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 accompanying this proxy statement.
(3) Represents $90,712 for an overseas housing allowance, $17,851 for health and life insurance benefits, $13,732 for travel costs (including ground transportation costs) and $2,191 for tax return preparation fees.
(4) Represents $98,187 for an overseas housing allowance, $16,659 for travel costs (including ground transportation costs), $8,677 for health insurance benefits and $3,499 for tax return preparation fees.
(5) Represents $93,504 for an overseas housing allowance, $13,036 for travel costs (including ground transportation costs) and $10,843 for health insurance benefits.
(6) Represents $76,127 for an overseas housing allowance, $31,775 for health and life insurance benefits and $4,627 for tax return preparation fees.
(7) Represents $84,170 for overseas housing allowance, $34,860 for health insurance benefits and $4,389 for tax return preparation fees.
(8) Represents $66,236 for relocation expenses, $62,339 for overseas housing allowance and $16,460 for health insurance benefits.
(9) Includes the reimbursement of accrued unused vacation days of CZK 310,154 ($15,868).
(10) Represents $66,305 for overseas housing allowance, $17,313 for health insurance benefits and $4,252 for tax return preparation fees
(11) Represents $73,310 for overseas housing allowance, $11,216 for health insurance benefits and $3,424 for tax return preparation fees.
(12) Includes the reimbursement of accrued unused vacation days and a one-time payment of CZK 700,000 ($36,611).
(13) Represents $67,782 for overseas housing allowance and $4,283 for life and health insurance benefits.
(14) Represents health insurance benefits.
(15) Includes the reimbursement of accrued unused vacation days of CZK 300,000 (approximately $15,348).
(16) Represents $76,128 for overseas housing allowance, $67,601 for school fees, $21,645 for health and life insurance benefits and $1,478 for tax return preparation fees.

Adrian Sarbu

Mr. Sarbu has served as President and CEO since July 27, 2009 and was compensated in 2012 pursuant to an employment agreement with CME Media Services Limited, a wholly owned subsidiary of the Company, dated July 27, 2009. The employment agreement was amended on April 4, 2013. While Mr. Sarbu’s annual salary remains unchanged, the amended employment agreement extends the term of his employment, as well as changes the basis pursuant to which Mr. Sarbu may be awarded non-equity incentive compensation and payments that may be owed upon termination. Additional information with respect to the amended employment agreement may be found in the Current Report on Form 8-K filed by the Company with the SEC on April 5, 2013.

Pursuant to his employment agreement, Mr. Sarbu was entitled to receive an annual salary of $1.8 million. In addition, in the event that the trading price of shares of our Class A Common Stock closed at or above $50 per share on at least 15 trading days during the twelve month period prior to January 1, 2011, January 1, 2012 or January 1, 2013, Mr. Sarbu’s annual salary shall increase to $2.4 million with effect from January 1 of the year following the year in which this share target is achieved. Only one such salary increase was permitted under the terms of Mr. Sarbu’s employment agreement. Since the trading price target was not achieved, Mr. Sarbu’s annual salary remains at $1.8 million.

Mr. Sarbu was entitled to earn a non-equity incentive plan award based on meeting quantitative performance targets described in the Compensation Discussion and Analysis section above. Because these targets were not met, Mr. Sarbu did not earn any such non-equity incentive plan compensation in 2012 or 2010. In 2011, Mr. Sarbu earned a non-equity incentive plan award of $720,000. In addition, the Compensation Committee elected to award Mr. Sarbu a discretionary bonus of $320,000 in 2011 and $900,000 in 2010.

Pursuant to his employment agreement, Mr. Sarbu was also entitled to earn non-equity incentive plan awards upon the achievement of certain specified corporate objectives, as described under “CEO Special Performance Awards” above in the Compensation Discussion and Analysis section of this proxy statement. In 2012, he  earned a non-equity incentive plan award of $133,100 in connection with the refinancing of the remainder of the Company’s 3.50% Senior Convertible Notes due 2013 (the “2013 Convertible Notes”) and the Company’s Floating Rate notes due 2014. In 2011, Mr. Sarbu earned non-equity incentive plan awards of $500,000 for the development of a succession planning tool endorsed by the Board of Directors and $261,034 in connection with the refinancing of a portion of the 2013 Convertible Notes.  In 2010, Mr. Sarbu earned a non-equity incentive plan award of $500,000 for the completion of the sale of the Company’s Ukraine operations.

Mr. Sarbu’s employment agreement included a cap on total compensation payable to the CEO in any year from 2010.  Total compensation includes annual salary, non-equity incentive plan awards, special performance awards and equity compensation. Starting from 2010, Mr. Sarbu’s total compensation in respect of any financial year shall not exceed $6,000,000 in 2010, $8,000,000 in 2011, $10,000,000 in 2012 and $10,000,000 in 2013.

Pursuant to his employment agreement, Mr. Sarbu received a monthly housing allowance in connection with his relocation to Prague, the Czech Republic, as well as medical, life, disability and travel insurance benefits. See footnotes 3, 4 and 5 of the Summary Compensation Table for additional information. Mr. Sarbu’s employment agreement also contains non-competition provisions that are applicable for a 12-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.

David Sach

Mr. Sach was appointed Chief Financial Officer effective March 1, 2010 and is compensated pursuant to an employment agreement with CME Media Services Limited. Pursuant to his employment agreement. Mr. Sach’s aggregate annual salary is CZK 11,355,900 ($580,980).

Mr. Sach was entitled to earn a non-equity incentive plan award based on meeting quantitative performance targets described in the Compensation Discussion and Analysis section above. Because these targets were not met, Mr. Sach did not earn any non-equity incentive plan compensation in 2012 or 2010. In 2011, Mr. Sach earned a non-equity incentive plan award of approximately $603,800.  In addition, the Compensation Committee elected, on the recommendation of the President and CEO, to award Mr. Sach a discretionary bonus of $75,000 in 2012 and $248,961 in 2010.

Mr. Sach’s employment agreement provides for a monthly housing allowance, as well as medical, disability and life insurance benefits. See footnotes 6, 7 and 8 of the Summary Compensation Table for additional information. In connection with the entry into Mr. Sach’s employment agreement, he was awarded an option to purchase 125,000 shares of the Company’s Class A Common Stock on March 1, 2010. Mr. Sach’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination and a prohibition on the use of confidential information.

Anthony Chhoy

Mr. Chhoy serves as Executive Vice President and Head of Strategic Planning and Operations pursuant to an amended and restated employment agreement with CME Media Services Limited dated December 1, 2010. Pursuant to his employment agreement. Mr. Chhoy’s aggregate annual salary is CZK 10,080,000 ($515,704).

Mr. Chhoy was entitled to earn a non-equity incentive plan award based on meeting quantitative performance targets described in the Compensation Discussion and Analysis section above. Because these targets were not met, Mr. Chhoy did not earn any non-equity incentive plan compensation in 2012 or 2010. In 2011, Mr. Chhoy earned a non-equity incentive plan award of approximately $558,800. In addition, the Compensation Committee elected, on the recommendation of the President and CEO, to award Mr. Chhoy a discretionary bonus of $75,000 in 2012 and $230,648 in 2010.

Mr. Chhoy’s employment agreement provides for a monthly housing allowance, as well as medical, disability and life insurance benefits. See footnotes 10, 11 and 13 of the Summary Compensation Table for additional information. Mr. Chhoy’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.

Daniel Penn

Mr. Penn serves as General Counsel pursuant to an employment agreement with CME Media Services Limited dated February 20, 2012. Prior to that, Mr. Penn was employed pursuant to an amended and restated employment agreement with CME Development Corporation, a wholly-owned subsidiary of the Company, dated October 6, 2006. Pursuant to his employment agreement, Mr. Penn’s aggregate annual salary from January 1, 2012 is GBP 335,000 ($530,903).

Mr. Penn was entitled to earn a non-equity incentive plan award based on meeting quantitative performance targets described in the Compensation Discussion and Analysis section above. Because these targets were not met, Mr. Penn did not earn any non-equity incentive plan compensation in 2012.  The Compensation Committee elected, on the recommendation of the President and CEO, to award Mr. Penn a discretionary bonus of $75,000 in 2012. In 2011, Mr. Penn earned a non-equity incentive plan award of approximately $447,400.

Mr. Penn’s employment agreement provides for medical, disability and life insurance benefits. See footnote 14 of the Summary Compensation Table for additional information. Mr. Penn’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.

David Sturgeon

Mr. Sturgeon was appointed Deputy Chief Financial Officer effective July 1, 2009 and serves pursuant to an amended and restated employment agreement with CME Media Services Limited dated July 27, 2010. Pursuant to his employment agreement, Mr. Sturgeon’s aggregate annual salary is CZK 7,800,000 ($399,507).

Mr. Sturgeon was entitled to earn a non-equity incentive plan award based on meeting quantitative performance targets described in the Compensation Discussion and Analysis section above. Because these targets were not met, Mr. Sturgeon did not earn any non-equity incentive plan compensation in 2012. The Compensation Committee elected, on the recommendation of the President and CEO, to award Mr. Sturgeon a discretionary bonus of $40,000 in 2012.

Mr. Sturgeon’s employment agreement provides for a monthly housing allowance, as well as medical, disability and life insurance benefits. See footnote 16 of the Summary Compensation Table for additional information. Mr. Sturgeon’s employment agreement also contains non-competition provisions applicable for a six-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.

Grants of Plan Based Awards

The following table sets forth information with respect to estimated possible payouts under non-equity incentive plans and restricted stock units granted to the Named Executive Officers during the fiscal year ended December 31, 2012. We have not granted any equity incentive plan awards or any option awards during the year ended December 31, 2012.  In addition, no Named Executive Officer was eligible during the year ended December 31, 2012 to earn a bonus whose payout would be earned in whole or in part in a future year. Accordingly, there are no estimated future payouts for any Named Executive Officer.  Foreign currency amounts in the table below have been translated using the average exchange rate for the year ended December 31, 2012.

	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)
	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date	Grant Date Fair Value of Stock Awards ($)(2)
Adrian Sarbu	1,800,000	1,800,000	-	-	-
David Sach	580,980	580,980	60,000	June 14, 2012	335,400
Anthony Chhoy	515,704	515,704	60,000	June 14, 2012	335,400
Daniel Penn	530,903	530,903	50,000	June 14, 2012	279,500
David Sturgeon	199,754	199,754	15,000	June 14, 2012	83,850

(1) Estimated possible payouts for each Named Executive Officer were calculated using the criteria set out in the “CEO Non-equity Incentive Plan Award Target” or “Senior Management Non-equity Incentive Plan Targets” in the Compensation Discussion and Analysis section of this proxy statement in respect of each Named Executive Officer. There are no threshold amounts.
(2) Grant date fair value was determined using the methodology provided by ASC 718. For a discussion of the assumptions underlying the valuation of employee stock compensation, see Part II, Item 8, Note 16 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 accompanying this proxy statement.

Outstanding Equity Awards at December 31, 2012

The following table sets forth information with respect to options to purchase shares of Class A Common Stock and restricted stock units granted to the Named Executive Officers outstanding at December 31, 2012.  There are no unearned options. All option awards and restricted stock units vest in four equal installments on each anniversary of the date of grant other than the grant made in May 2009, which vested in two equal installments on each anniversary of the date of grant.

	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock that have not Vested	Market Value of Units of Stock that have not Vested

Adrian Sarbu		337,000	115,000
	11/18/2004	8,000	-	32.99	11/17/2014	-	-
	12/21/2005	4,000	-	57.00	12/20/2015	-	-
	06/08/2006	8,000	-	56.42	06/07/2016	-	-
	12/05/2007	30,000	-	113.56	12/04/2015	-	-
	12/16/2008	50,000	-	22.64	12/15/2016	-	-
	05/15/2009	42,000	-	17.52	05/14/2015	-	-
	07/30/2009	120,000	40,000	20.19	07/29/2017	-	-
	03/16/2010	75,000	75,000	29.73	03/15/2018	-	-

David Sach		71,250	88,750			60,000
	03/01/2010	62,500	62,500	26.80	02/28/2018	-	-
	05/16/2011	8,750	26,250	22.38	05/15/2019	-	-
	06/14/2012	-	-	-	-	60,000	370,800

Anthony Chhoy		35,500	32,500			60,000
	12/21/2005	500	-	57.00	12/20/2015	-	-
	12/14/2006	1,500	-	72.05	12/13/2016	-	-
	12/05/2007	3,000	-	113.56	12/04/2015	-	-
	12/16/2008	8,000	-	22.64	12/15/2016	-	-
	05/15/2009	5,000	-	17.52	05/14/2015	-	-
	06/15/2010	10,000	10,000	23.85	06/14/2018	-	-
	05/16/2011	7,500	22,500	22.38	05/15/2019	-	-
	06/14/2012	-	-	-	-	60,000	370,800

Daniel Penn		127,250	31,250			50,000
	05/03/2004	10,000	-	18.18	05/02/2014	-	-
	10/01/2004	10,000	-	28.60	09/30/2014	-	-
	06/02/2005	10,000	-	44.50	06/01/2015	-	-
	06/08/2006	8,000	-	56.42	06/07/2016	-	-
	12/14/2006	12,500	-	72.05	12/13/2016	-	-
	12/05/2007	12,500	-	113.56	12/04/2015	-	-
	12/16/2008	12,500	-	22.64	12/15/2016	-	-
	05/15/2009	33,000	-	17.52	05/14/2015	-	-
	06/15/2010	12,500	12,500	23.85	06/14/2018	-	-
	05/16/2011	6,250	18,750	22.38	05/15/2019	-	-
	06/14/2012	-	-	-	-	50,000	309,000

David Sturgeon		38,500	22,500			15,000
	12/21/2005	2,000	-	57.00	12/20/2015	-	-
	12/14/2006	3,000	-	72.05	12/13/2016	-	-
	12/05/2007	4,000	-	113.56	12/04/2015	-	-
	12/16/2008	8,000	-	22.64	12/15/2016	-	-
	05/15/2009	9,000	-	17.52	05/14/2015	-	-
	09/14/2010	7,500	7,500	23.67	09/13/2018	-	-
	05/16/2011	5,000	15,000	22.38	05/15/2019	-	-
	06/14/2012	-	-	-	-	15,000	92,700

Option Exercises and Stock Vested

None of our Named Executive Officers exercised any stock options and no restricted stock units vested during the fiscal year ended December 31, 2012.

Potential Payments upon Termination or Change of Control

Set out below is information reflecting compensation that may be payable to each of the Named Executive Officers in the event of the termination of such Named Executive Officer’s employment. The amount of compensation payable upon voluntary termination, involuntary termination (other than for cause) or termination for cause is described below. We do not have any severance agreement or any agreement providing for any specific payments (commonly referred to as “parachute payments”) upon a change of control with any Named Executive Officer. However, options and restricted stock units granted to employees and directors automatically become vested on a change of control pursuant to the Stock Incentive Plan. Except as set out below, for purposes hereof a “change of control” refers to certain corporate transactions (including a sale of substantially all of the assets of the Company and a merger or consolidation where the Company is not the surviving entity) as set forth in the Company’s option agreements that are customarily regarded as a change of control.

The amounts shown below assume that such termination or change of control was effective as of December 31, 2012. The amounts do not include salary earned through such period (which is reflected in the Summary Compensation Table) or accrued vacation days. The amounts below also do not include non-equity incentive plan compensation or discretionary bonuses for any Named Executive Officers in respect of the year ended December 31, 2012. The numbers presented below are for illustrative purposes.  Actual amounts that may be payable or will be paid can only be determined at the time of separation of a Named Executive Officer from the Company. Option values represent the difference between the closing price of shares of our Class A Common Stock on December 31, 2012 and the exercise price of such options. Restricted stock unit values represent the closing price of shares of our Class A Common Stock on December 31, 2012. Foreign currency amounts set out below have been translated using the exchange rate prevailing at December 31, 2012.

Adrian Sarbu

Payments under employment agreement

The employment agreement that Mr. Sarbu was compensated under in 2012 was for a fixed term that expired on December 31, 2013. Under the terms of the employment agreement, Mr. Sarbu was permitted to terminate his employment at any time on 12 months’ notice. We could have elected to make payment in lieu of notice and pay the portion of his annual salary for the portion of the notice period remaining at the time the Company elects to make payment in lieu of notice. Mr. Sarbu was also entitled to any earned but unpaid non-equity incentive plan awards. Assuming a termination date of December 31, 2012, if we were to elect to make payment in lieu of notice Mr. Sarbu would be entitled to $1.8 million, subject to deductions for income tax and social insurance withholdings.

Under his employment agreement we were permitted at any time to terminate Mr. Sarbu’s employment (other than for cause) and make payment in lieu of notice. This payment would be comprised of (i) Mr. Sarbu’s annual salary from the date such notice is delivered until the expiration of the employment agreement, (ii) an additional payment equal to one year’s salary and (iii) any earned but unpaid non-equity incentive plan awards. Assuming a termination date of December 31, 2012, if we were to elect to make payment in lieu of notice Mr. Sarbu would be entitled to receive $3.6 million, subject to deductions for income tax and social security withholdings.

In the event we terminated Mr. Sarbu’s employment agreement due to cause, he was not entitled to receive any additional remuneration.

The April 4, 2013 amendment to Mr. Sarbu’s employment agreement changes the payments that may be owed to Mr. Sarbu upon termination. Additional information may be found in the Current Report on Form 8-K filed by the Company with the SEC on April 5, 2013.

Equity

Under the terms of his option agreements, any options issued to Mr. Sarbu that have become exercisable as of the termination date (other than termination for cause) may be exercised for a period of 90 days following such date.  No options issued to Mr. Sarbu that have not already become exercisable on such termination date become vested as a result of his termination.  The value of options that were exercisable on December 31, 2012 was $nil.

In the event Mr. Sarbu is terminated for cause under the CEO employment agreement, any options awarded to Mr. Sarbu, including those that have become exercisable, shall immediately terminate on the date of such termination.

Pursuant to Mr. Sarbu’s option agreements, in the event of a change of control, all outstanding options granted to Mr. Sarbu would become immediately exercisable. The value of these options on December 31, 2012 was $nil.

Mr. Sarbu does not hold any restricted stock units.

David Sach

Payments under employment agreement

Mr. Sach has an employment agreement for an indefinite term. We may terminate Mr. Sach’s employment agreement on 12 months’ notice. If we give notice of termination to Mr. Sach his employment agreement shall terminate with immediate effect and the Company will make payment in lieu of notice equal to 12 months of salary. In the event we terminate Mr. Sach’s employment, he is also entitled to an amount equal to (i) his annual target bonus, (ii) his monthly rental allowance for a period of the lesser of the number of months he is entitled to receive the allowance pursuant to his employment agreement and 12 months, (iii) his vacation days in respect of the notice period, (iv) any accrued non-equity incentive plan awards as of the notice date and (v) any earned but unpaid non-equity incentive plan awards as of the notice date. Assuming a termination date of December 31, 2012, Mr. Sach would be entitled to $1,333,951, subject to deductions for social insurance and other withholdings. Mr. Sach is also entitled to medical and dental insurance for a period of 12 months following termination.

Mr. Sach may terminate his employment agreement at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Mr. Sach is also entitled to any earned but unpaid non-equity incentive plan awards. Assuming a termination date of December 31, 2012, if we were to elect to make payment in lieu of notice Mr. Sach would be entitled to receive $598,940, subject to deductions for social security and other withholdings.

In the event we terminate Mr. Sach’s employment agreement due to cause, he is not entitled to receive any additional remuneration.

Equity

In the event Mr. Sach terminates his employment agreement, under the terms of his option and restricted stock unit agreements any options or restricted stock units issued to Mr. Sach that are exercisable as of such termination date may be exercised for a period of 90 days following such date. The value of options granted to Mr. Sach that were exercisable on December 31, 2012 was $nil and none of Mr. Sach’s restricted stock units were exercisable on that date.

In the event we terminate Mr. Sach’s employment agreement (other than for cause), all options and restricted stock units issued to him that are not exercisable on such termination date become vested as a result of his termination and can be exercised during the twelve months following such date.  On December 31, 2012, the value of all outstanding options granted to Mr. Sach was $nil and the value of all outstanding restricted stock units granted to Mr. Sach was $370,800.

In the event Mr. Sach’s employment agreement is terminated for cause, any options or restricted stock units awarded to Mr. Sach, including those that have become exercisable, shall immediately terminate on the date of such termination.

Pursuant to Mr. Sach’s option and restricted stock unit agreements, in the event of a change of control (as defined in his employment agreement), all outstanding options and restricted stock units granted to Mr. Sach would become immediately exercisable.

Anthony Chhoy

Payments under employment agreement

Mr. Chhoy has an employment agreement for an indefinite term. We may terminate Mr. Chhoy’s employment agreement on 12 months’ notice. If we give notice of termination to Mr. Chhoy, his employment agreement will terminate with immediate effect and the Company will make payment in lieu of notice equal to 12 months of salary. Mr. Chhoy is also entitled to an amount equal to (i) his annual target bonus, (ii) his monthly rental allowance for a period of the lesser of the number of months he is entitled to receive the allowance pursuant to his employment agreement and 12 months, (iii) any accrued non-equity incentive plan awards as of the notice date and (iv) any earned but unpaid non-equity incentive plan awards as of the notice date. Assuming a termination date of December 31, 2012, Mr. Chhoy would be entitled to $1,131,646, subject to deductions for social insurance and other withholdings. Mr. Chhoy is also entitled to medical and dental insurance for a period of 12 months following termination.

Mr. Chhoy may terminate his employment agreement at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Mr. Chhoy is also entitled to any earned but unpaid non-equity incentive plan awards.  Assuming a termination date of December 31, 2012, if we were to elect to make payment in lieu of notice Mr. Chhoy would be entitled to receive $531,646, subject to deductions for social security and other withholdings.

In the event we terminate Mr. Chhoy’s employment agreement due to cause, he is not entitled to receive any additional remuneration.

Equity

Under the terms of his option and restricted stock unit agreements, any options or restricted stock units issued to Mr. Chhoy that have become exercisable as of the termination date (other than termination for cause) may be exercised for a period of 90 days following such termination date. No options or restricted stock units issued to Mr. Chhoy that have not already become exercisable on such termination date become vested as a result of his termination.  The value of options granted to Mr. Chhoy that were exercisable on December 31, 2012 was $nil and none of Mr. Chhoy’s restricted stock units were exercisable on that date.

In the event Mr. Chhoy’s employment agreement is terminated due to cause, any options or restricted stock units awarded to Mr. Chhoy, including those that have become exercisable, shall immediately terminate on the date of such termination.

Pursuant to Mr. Chhoy’s option agreements, in the event of a change of control, all outstanding options and restricted stock units granted to Mr. Chhoy would become immediately exercisable. On December 31, 2012, the value of all outstanding options granted to Mr. Chhoy was $nil and the value of all restricted stock units granted to Mr. Chhoy was $370,800.

Daniel Penn

Payments under employment agreement

Mr. Penn has an employment agreement for an indefinite term. Pursuant to Mr. Penn’s current employment agreement, we may terminate Mr. Penn’s employment agreement on 12 months’ notice. If we give notice of termination to Mr. Penn his employment agreement shall terminate with immediate effect and the Company will make payment in lieu of notice equal to 12 months of salary. In the event we terminate Mr. Penn’s employment, he is also entitled to an amount equal to (i) his annual target bonus, (ii) his vacation days in respect of the notice period, (iii) any accrued non-equity incentive plan awards as of the notice date and (iv) any earned but unpaid non-equity incentive plan awards as of the notice date. Assuming a termination date of December 31, 2012, Mr. Penn would be entitled to receive $1,145,762, subject to deductions for social insurance and other withholdings. Mr. Penn is also entitled to medical and dental insurance for a period of 12 months following termination.

Mr. Penn may terminate his employment agreement at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Mr. Penn is also entitled to any earned but unpaid non-equity incentive plan awards. Assuming a termination date of December 31, 2012, Mr. Penn would be entitled to receive $541,633, subject to deductions for social insurance and other withholdings.

In the event we terminate Mr. Penn’s  employment agreement due to cause, he is not entitled to receive any additional remuneration.

Equity

Under the terms of his option and restricted stock unit agreements, any options or restricted stock units issued to Mr. Penn that have become exercisable as of the termination date (other than termination for cause) may be exercised for a period of 90 days following such termination date. No options or restricted stock units issued to Mr. Penn that have not already become exercisable on such termination date become vested as a result of his termination.  None of Mr. Penn’s restricted stock units were exercisable at December 31, 2012 and the value of options granted to Mr. Penn that were exercisable on December 31, 2012 was $nil.

In the event Mr. Penn’s employment agreement is terminated due to cause, any options or restricted stock units awarded to Mr. Penn, including those that have become exercisable, shall immediately terminate on the date of such termination.

Pursuant to Mr. Penn’s option  and restricted stock unit agreements, in the event of a change of control, all outstanding options and restricted stock units granted to Mr. Penn would become immediately exercisable. On December 31, 2012, the value of all outstanding options granted to Mr. Penn was $nil and the value of all restricted stock units granted to Mr. Penn was $309,000.

David Sturgeon

Payments under employment agreement

Mr. Sturgeon has an employment agreement for an indefinite term. We may terminate Mr. Sturgeon’s employment agreement on 12 months’ notice. If we give notice of termination to Mr. Sturgeon, his employment agreement will terminate with immediate effect and the Company will make payment in lieu of notice equal to 12 months of salary. Mr. Sturgeon is also entitled to an amount equal to (i) his annual target bonus, (ii) his monthly rental allowance for a period of the lesser of the number of months he is entitled to receive the allowance pursuant to his employment agreement and 12 months, (iii) any accrued non-equity incentive plan awards as of the notice date and (iv) any earned but unpaid non-equity incentive plan awards as of the notice date. Assuming a termination date of December 31, 2012, Mr. Sturgeon would be entitled to $685,443, subject to deductions for social insurance and other withholdings. Mr. Sturgeon is also entitled to medical and dental insurance for a period of 12 months following termination.

Mr. Sturgeon may terminate his employment agreement at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Mr. Sturgeon is also entitled to any earned but unpaid non-equity incentive plan awards.  Assuming a termination date of December 31, 2012, if we were to elect to make payment in lieu of notice Mr. Sturgeon would be entitled to receive $411,392, subject to deductions for social security and other withholdings.

In the event we terminate Mr. Sturgeon’s employment agreement due to cause, he is not entitled to receive any additional remuneration.

Equity

Under the terms of his option and restricted stock unit agreements, any options or restricted stock units issued to Mr. Sturgeon that have become exercisable as of the termination date (other than termination for cause) may be exercised for a period of 90 days following such termination date. No options or restricted stock units issued to Mr. Sturgeon that have not already become exercisable on such termination date become vested as a result of his termination.  The value of options granted to Mr. Sturgeon that were exercisable on December 31, 2012 was $nil and none of Mr. Sturgeon’s restricted stock units were exercisable on that date.

In the event Mr. Sturgeon’s employment agreement is terminated due to cause, any options or restricted stock units awarded to Mr. Sturgeon, including those that have become exercisable, shall immediately terminate on the date of such termination.

Pursuant to Mr. Sturgeon’s option agreements, in the event of a change of control, all outstanding options and restricted stock units granted to Mr. Sturgeon would become immediately exercisable. On December 31, 2012, the value of all outstanding options granted to Mr. Sturgeon was $nil and the value of all restricted stock units granted to Mr. Sturgeon was $92,700.

Director Compensation

We use a combination of cash and equity to compensate non-employee directors. The following table sets forth information in respect of compensation paid to non-employee directors for the year ended December 31, 2012 including restricted stock units. We do not have any non-equity incentive compensation plans or non-qualified deferred compensation earnings and directors received no other compensation. Mr. Sarbu does not receive any compensation for his service as a director and details of his compensation may be found under the Summary Compensation Table above.

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total Compensation ($)
Ronald Lauder	-	56,800	56,800
Herbert Granath	90,000	56,800	146,800
Paul Cappuccio	-	-	-
Michael Del Nin	-	-	-
Charles Frank	60,000	56,800	116,800
Alfred Langer	72,000	56,800	128,800
Fred Langhammer	60,000	56,800	116,800
Bruce Maggin	60,000	56,800	116,800
Parm Sandhu(2)	63,250	56,800	120,050
Duco Sickinghe	67,000	56,800	123,800
Kelli Turner	-	56,800	56,800
Eric Zinterhofer	-	56,800	56,800

(1) These amounts reflect aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2012 in accordance with ASC 718 of awards pursuant to the Stock Incentive Plan. Assumptions used in the calculation of this amount are included in Part II, Item 8, Note 16 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 accompanying this proxy statement. Except as set forth below, all directors elected at the 2012 Annual General Meeting were awarded 10,000 restricted stock units. Messrs. Cappuccio and Del Nin each declined this award.
(2) Mr. Sandhu has served on the Treasury/Finance Committee since September 11, 2012.

Directors’ Fees

We pay a cash fee to each of our independent directors of $50,000 per annum.  We reimburse each director for expenses in connection with attending meetings of the Board of Directors. Members of the Audit Committee are paid an additional annual cash fee of $12,000.  The members of the Audit Committee are Messrs. Langer, Sandhu and Sickinghe.  Members of each of the Compensation Committee, the Corporate Governance/Nominating Committee, the Related Party Transactions Committee and the Treasury/Finance Committee (other than Mr. Del Nin) receive an additional annual cash fee of $5,000. The members of the Compensation Committee are Messrs. Maggin, Granath and Langhammer.  The members of the Corporate Governance/Nominating Committee are Messrs. Granath, Langer, Langhammer and Maggin. The members of the Related Party Transactions Committee are Messrs. Frank, Granath, Langer and Sickinghe. The members of the Treasury/Finance Committee are Messrs. Del Nin, Frank and Sandhu and Ms. Turner. In addition, Mr. Granath received $25,000 as Vice Chairman.

Annual Equity Grant

Pursuant to our Stock Incentive Plan, on the date of each annual general meeting, each non-employee director who has served as a director since the last annual general meeting or who has been otherwise approved by the Board although having served a shorter term shall receive non-qualified stock options, restricted stock and restricted stock units or a combination thereof. The exercise price of such options will be the closing price of a share of Class A Common Stock on the date of grant. For purposes of determining the U.S. dollar value of non-incentive stock options to purchase shares of Common Stock awarded under the automatic grant.  The Compensation Committee has discretion to determine the amount and components of the annual automatic grant to non-employee directors.

The Stock Incentive Plan provides the Compensation Committee with the authority to stipulate the vesting period for all automatic awards, whether options, restricted stock or restricted stock units. The Compensation Committee determined that the automatic grant for 2012 should consist solely of restricted stock units with a vesting period of one year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of May 15, 2013 with respect to the beneficial ownership of shares of our Class A Common Stock and the Series A Convertible Preferred Stock and also sets forth certain information with respect to voting power and percentage of ownership as of May 15, 2013, by (i) each shareholder known by us to beneficially own more than 5% of any class of our outstanding voting securities, (ii) each director, (iii) the principal executive officer and the other named executive officers, and (iv) all directors and executive officers as a group.  Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such person.  None of the shares held by the directors or executive officers are pledged, except as provided in Notes 2 and 6.

Name of Beneficial Owner	Beneficial Ownership of Shares of Class A Common Stock	% of Voting Power (a)		% Ownership (a)
Ronald S. Lauder (1)	66,528,711 (4)	53.38	% (20)	49.49%
Adrian Sarbu (2)	3,668,367 (5)	2.50%		2.71%
Paul T. Cappuccio	--	--		--
Michael Del Nin	--	--		--
Charles R. Frank, Jr.	72,200 (6)	*		*
Herbert A. Granath	69,700 (7)	*		*
Alfred W. Langer	85,800 (8)	*		*
Fred Langhammer	45,000 (9)	*		*
Bruce Maggin	73,000 (10)	*		*
Parm Sandhu	35,000 (11)	*		*
Duco Sickinghe	45,000 (12)	*		*
Kelli Turner	15,000 (13)	*		*
Eric Zinterhofer	73,000 (14)	*		*

David Sach	206,250 (15)	*		*
Anthony Chhoy	63,000 (16)	*		*
Daniel Penn	152,250 (17)	*		*
David Sturgeon	47,250 (18)	*		*

All directors and executive officers as a group (20 persons)	71,242,475 (19)	55.78	% (20)	52.15%

Time Warner Inc. (3)	61,407,775	49.90	% (21)	45.72%
TW Media Holdings LLC (3)	61,407,775	49.90	% (21)	45.72%
Time Warner Media Holdings B.V. (3)	61,407,775	49.90	% (21)	45.72%
RSL Savanah, LLC (1)	61,407,775	49.90	% (20)	45.72%

*         Less than 1.0%

(a)
Represents the percentage of total voting power and the percentage ownership of the shares of Class A Common Stock, the share of Series A Convertible Preferred Stock (the “Preferred Share”) and currently exercisable options for shares of Class A and Class B Common Stock beneficially owned by each identified shareholder and all directors and executive officers as a group.  The shares of Class A Common Stock and the Series A Convertible Preferred Stock are the only authorized classes of our capital stock with shares outstanding. At May 15, 2013, there were 134,318,060 shares of Class A Common Stock and one Preferred Share outstanding.  The Preferred Share is entitled to one vote for each of the 11,211,449 shares of Class A Common Stock into which it is convertible.

1.
The address of Ronald S. Lauder and RSL Investments Corporation is Suite 4200, 767 Fifth Avenue, New York, New York 10153. The address of RSL Savannah, LLC is c/o RSL Investments Corporation, Suite 4200, 767 Fifth Avenue, New York, New York 10153. Mr. Lauder is the sole shareholder of RSL Investments Corporation (“RIC”), a Delaware corporation, is the President and sole member of RSL Savannah, LLC (“RSL Savannah”), a Delaware limited liability company and is a sole member of RSL Capital LLC (“RSL Capital”), a Delaware limited liability company. Information in respect of the beneficial ownership of RIC and RSL Savannah (other than percentage ownership) is based upon a Statement on Schedule 13D/A jointly filed by RSL Savannah, RSL Capital and Mr. Lauder on May 20, 2013 and a Form 4 filed jointly by Mr. Lauder and RSL Savannah on June 19, 2012. Mr. Lauder reported that he beneficially owns (i) 2,885,705 shares of Class A Common Stock held directly by RIC; (ii) 105,231 shares of Class A Common Stock held directly by RAJ Family Partners, L.P, the managing general partner of which is RAJ Family Corporation, of which Mr. Lauder is Chairman and President; (iii) 26,000 shares of Class A Common Stock held directly by Mr. Lauder; (iv) 2,000,000 shares of Class A Common Stock held directly by RSL Capital; and (v) 600,000 shares of Class A Common Stock held directly by The Neue Galerie New York, of which Mr. Lauder is a director and President.  RSL Savannah, RSL Capital and Mr. Lauder disclaim beneficial ownership of the 600,000 shares of Class A Common Stock held directly by The Neue Galerie New York, therefore such shares are excluded from the number of shares of Class A Common Stock beneficially owned by Mr. Lauder presented in the table above.  In addition, Mr. Lauder and RSL Savannah have beneficial ownership with Time Warner, TWMH and TWBV (each as defined in Note 3) of 61,407,775 shares of Class A Common Stock and the Preferred Share (as described in Note 3) held directly by TWBV, over which RSL Savannah was granted proxy pursuant to an Irrevocable Voting Deed and Corporate Representative Appointment among TWBV, RSL Savannah, Mr. Lauder and the Company dated May 18, 2009, as amended (the “Voting Agreement”), at the termination of which Mr. Lauder will no longer have sole voting control.  The Voting Agreement will terminate upon the earlier of (a) one day after TWBV provides written notice of TWBV’s election to terminate the Voting Agreement (provided that such notice may not be provided before May 18, 2013) and (b) June 30, 2013.

2.
The principal business address of Mr. Sarbu is c/o CME Media Services Limited, Kříženeckého nám. 1078/5, 152 00 Praha 5 – Barrandov, Czech Republic. Mr. Sarbu beneficially owns, directly or indirectly, substantially all the outstanding shares of Alerria Management Company S.A. (“Alerria”), a joint stock company organized under the laws of Romania, and Metrodome B.V. (“Metrodome”), a company organized under the laws of The Netherlands. The address of Alerria is 109 Pache Protopopescu Blvd., 6th Floor, sector 2, Bucharest, Romania. The address of Metrodome is Teleport Boulevard 140 1043EJ, 1000 CV, Amsterdam, The Netherlands. Information in respect of the beneficial ownership of Alerria and Metrodome (other than percentage ownership) is based upon a Statement on Schedule 13D/A jointly filed by them and Mr. Sarbu on December 19, 2011. Mr. Sarbu reported that (i) he and Alerria beneficially own a currently exercisable warrant to purchase 600,000 shares of Class A Common Stock and (ii) he and Metrodome beneficially own a currently exercisable warrant to purchase 250,000 shares of Class A Common Stock. Mr. Sarbu is (i) the sole beneficial owner of 602,000 shares of Class A Common Stock; (ii) the joint beneficial owner with Alerria of 1,241,867 shares of Class A Common Stock; and (iii) the joint beneficial owner with Metrodome of 600,000 shares of Class A Common Stock. Alerria has pledged 1,200,000 shares of Class A Common Stock, and Mr. Sarbu has pledged 200,000 shares of Class A Common Stock, each in favor of ING Bank N.V. Amsterdam – Bucharest Branch pursuant to security agreements dated May 20, 2010 and September 30, 2011.

3.
Information in respect of the beneficial ownership of Time Warner Inc (“Time Warner”), TW Media Holdings LLC (“TWMH”) and Time Warner Media Holdings B.V. (“TWBV”) (other than percentage ownership) is based upon a statement on Schedule 13D/A filed jointly by them on July 11, 2012 and May 17, 2013. The address of each of Time Warner, a Delaware corporation, and TWMH, a Delaware limited liability company, is One Time Warner Center, New York, New York 10019. The address of TWBV, a private limited liability company organized under the laws of The Netherlands, is Naritaweg 237, 1043CB Amsterdam, The Netherlands. Time Warner owns directly all of the equity interests of TWMH and TWMH owns directly all of the equity interests of TWBV. Time Warner, TWBV and TWMH beneficially own 61,407,775 shares of Class A Common Stock and the Preferred Share, all of which are voted by Mr. Lauder pursuant to the Voting Agreement described in Note 1. The Preferred Share is convertible into 11,211,449 shares of Class A Common Stock on the date that is 61 days after the date on which the number of outstanding shares of Class A Common Stock owned by TWBV, when aggregated with any outstanding shares of class A Common Stock held by any group (as this term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) that includes TWBV and any of its affiliates, would not result in the TWBV being a beneficial owner of more than 49.9% of the outstanding shares of Class A Common Stock of the Company. The Preferred Share is entitled to one vote per each share of Class A Common Stock into which it is convertible.  By virtue of the Voting Agreement described in Note 1, Time Warner, TWBV and TWMH may also be deemed to have shared voting and dispositive power over (i) 5,616,936 shares of Class A Common Stock beneficially owned by Mr. Lauder summarized in Note 1; (ii) 30,000 shares of Class A Common Stock underlying currently exercisable options beneficially owned by Mr. Lauder; (iii) 64,000 shares of Class B Common Stock underlying currently exercisable stock options beneficially owned by Mr. Lauder; and (iv) 10,000 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently vested, or will become vested within 60 days (collectively, the “Lauder Shares”). Time Warner, TWBV and TWMH disclaim beneficial ownership of the Lauder Shares and therefore such shares are excluded from the number of shares of Class A Common Stock beneficially owned by Time Warner, TWMH and TWBV presented in the table above.

4.
Consists of (i) the shares of Class A Common Stock beneficially owned as set forth in Note 1; (ii) 30,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; (iii) 64,000 shares of Class B Common Stock underlying options, which are currently exercisable, or will become exercisable within 60 days; and (iv) 10,000 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently vested, or will become vested within 60 days.  Shares of Class B Common Stock are entitled to 10 votes per share, however, for purposes of this table we have assumed that any shares of Class B Common Stock issued upon the exercise of stock options will automatically convert into shares of Class A Common Stock on a one-to-one basis pursuant to our bye-laws.  Does not include the 11,211,449 shares of Class A Common Stock into which the Preferred Share is convertible (see Note 3).

5.
Consists of (i) the shares of Class A Common Stock and warrants to purchase shares of Class A Common Stock beneficially owned as set forth in Note 2; and (ii) 374,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 77,500 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

6.
Consists of (i) 3,200 shares of Class A Common Stock; (ii) 59,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; and (iii) 10,000 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently vested, or will become vested within 60 days. Mr. Frank holds a brokerage account which he uses as a cash management account in which he maintains various securities, including his 3,200 shares of Class A Common Stock of the Company. Whenever such account is overdrawn, the amount of such overdraft is loaned to Mr. Frank on a margin secured by all of the securities in the account, which may be deemed to constitute a “pledge” of Mr. Frank’s shares in the Company.

7.
Consists of (i) 59,700 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; and (ii) 10,000 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently vested, or will become vested within 60 days.

8.
Consists of (i) 75,800 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; and (ii) 10,000 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently vested, or will become vested within 60 days.

9.
Consists of (i) 10,000 shares of Class A Common Stock; (ii) 25,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; and (iii) 10,000 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently vested, or will become vested within 60 days.

10.
Consists of (i) 63,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; and (ii) 10,000 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently vested, or will become vested within 60 days.

11.
Consists of (i) 25,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; and (ii) 10,000 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently vested, or will become vested within 60 days.

12.
Consists of (i) 35,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; and (ii) 10,000 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently vested, or will become vested within 60 days.

13.
Consists of (i) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; and (ii) 10,000 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently vested, or will become vested within 60 days.

14.
Consists of (i) 63,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; and (ii) 10,000 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently vested, or will become vested within 60 days.

15.
Consists of (i) 80,000 shares of Class A Common Stock; (ii) 111,250 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; and (iii) 15,000 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently vested, or will become vested within 60 days. Does not include (i) 48,750 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days; and (ii) 45,000 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days.

16.
Consists of (i) 48,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; and (ii) 15,000 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently vested, or will become vested within 60 days. Does not include (i) 20,000 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days; and (ii) 45,000 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days.

17.
Consists of (i) 139,750 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; and (ii) 12,500 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently vested, or will become vested within 60 days. Does not include (i) 18,750 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days; and (ii) 37,500 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days.

18.
Consists of (i) 43,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days; and (ii) 3,750 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently vested, or will become vested within 60 days. Does not include (i) 17,500 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days; and (ii) 11,250 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days.

19.
Consists of (i) 68,962,725 shares of Class A Common Stock; (ii) 2,121,000 shares of Class A Common Stock underlying options which are currently exercisable or will become exercisable within 60 days and warrants to purchase shares of Class A Common Stock; and (iii) 158,750 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently vested, or will become vested within 60 days. Does not include (i) 202,500 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days; and (ii) 176,250 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days.

20.
Includes voting rights with respect to the 61,407,775 shares of Class A Common Stock and the Preferred Share held by TWBV, which are currently voted by Mr. Lauder pursuant to the Voting Agreement (see Notes 1 and 3).

21.
Consists of voting rights with respect to the 61,407,775 shares of Class A Common Stock and the Preferred Share held by TWBV, which are currently voted by Mr. Lauder pursuant to the Voting Agreement (see Notes 1 and 3). For the purposes of this table only, the voting percentages of Time Warner, TWMH and TWBV were calculated as if the Voting Agreement had expired and TWBV had received 11,211,449 shares of Class A Common Stock upon the conversion of the  Preferred Share.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file certain reports (“Section 16 Reports”) with the SEC with respect to ownership and changes in ownership of shares of our common stock and other equity securities. Based solely on our review of the Section 16 Reports furnished to us and written representations from certain reporting persons, we believe that, during the fiscal year ended December 31, 2012, all filing requirements under Section 16(a) applicable to our officers, directors and greater than 10%  beneficial owners were complied with on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions.  All transactions in which we and our directors and executive officers or members of their immediate families are participants that are subject to review, ratification or approval by us under relevant SEC regulations and NASDAQ Marketplace Rules are reviewed to determine whether such persons have a direct or indirect material interest.  Management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers in respect of such related party transactions and for determining, based on the facts and circumstances, whether we or a related party has a direct or indirect material interest in the transaction.  Pursuant to relevant SEC regulations, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.

Our Related Party Transactions Committee reviews, approves or ratifies relevant related party transactions in accordance with a written procedure.  In the course of its review, approval or ratification of related party transactions, the Related Party Transactions Committee considers: the nature of the related party’s interest in the transaction; the material terms of the transaction; the nature of our participation in the transaction; whether the transaction would impair the judgment of the related party to act in our best interests; and such other matters as are considered appropriate.

Any member of the Related Party Transactions Committee who is a related party in respect of a transaction under review may not participate in the deliberations or vote for an approval or ratification of such transaction.

Related Party Transactions

Adrian Sarbu

For the year ended December 31, 2012, we made purchases from companies related to or connected with Mr. Sarbu with a value of approximately $3.7 million, of which Mr. Sarbu’s economic interest represents approximately $2.3 million. The purchases were mainly for various technical, production and administrative related services.   For the year ended December 31, 2012, the total sales to companies related to or connected with Mr. Sarbu were approximately $1.3 million, of which Mr. Sarbu’s economic interest represents approximately $0.8 million. At December 31, 2012, companies related to or connected with Mr. Sarbu had an outstanding balance due to us of $1.8 million. At December 31, 2012, companies related to or connected with Mr. Sarbu had an outstanding balance due to them of $0.8 million.

Time Warner Inc.

For the year ended December 31, 2012, we made purchases from controlled subsidiaries that are 100% owned, directly or indirectly, by Time Warner Inc., a shareholder that has two representatives on our Board of Directors, with a value of approximately $42.2 million. The purchases were mainly for programming rights.  For the year ended December 31, 2012, the total sales to such controlled subsidiaries were approximately $0.2 million. At December 31, 2012, such controlled subsidiaries had an outstanding balance due to us of $0.1 million.  At December 31, 2012 such controlled subsidiaries had an outstanding balance due to them of $52.9 million.

Other Related Parties

Certain subsidiaries of the Company have entered into production and distribution agreements with Imagine in Action, Inc., a television production and distribution companies of which Ms. Alma Sarbu, the daughter of our President and CEO, is the sole beneficial owner. Pursuant to these agreements, the Media Pro Entertainment business paid this company an aggregate of approximately $89 thousand in the year ended December 31, 2012. Mrs. Romana Wyllie, the Company’s Vice President – Corporate Communications, is the wife of Mr. Mark Wyllie, the Company’s Vice President – Corporate Finance and an executive officer. Mrs. Wyllie is a salaried employee of CME Media Services Limited.

AUDIT COMMITTEE REPORT

To Our Shareholders:

We have reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2012.

We have discussed with Deloitte LLP, our independent registered public accounting firm, the matters required to be discussed by the Statements on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have also received the written disclosures and the letter from Deloitte LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte LLP’s communications with the Audit Committee concerning independence, and have discussed with Deloitte LLP its independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K, as amended by our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission.

Submitted by:

Alfred W. Langer
Parm Sandhu
Duco Sickinghe

Members of the Audit Committee

PROPOSAL 2

INCREASE IN THE AUTHORIZED SHARE CAPITAL BY
INCREASING THE NUMBER OF AUTHORIZED
SHARES OF CLASS A COMMON STOCK

At present, the Company's Bye-laws and Memorandum state that the authorized share capital of the Company is $17.6 million, divided into three classes of shares: 200,000,000 shares of Class A Common Stock, par value $0.08 per share, 15,000,000 shares of Class B Common Stock, par value $0.08 per share, and 5,000,000 shares of Preferred Stock, par value $0.08 per share.

As of May 15, 2013, 134,318,060 shares of Class A Common Stock were issued and outstanding, 11,211,449 shares were reserved for issuance upon the conversion of the outstanding share of Series A Convertible Preferred Stock, 13,479,796 shares were reserved for issuance upon the conversion of the Company’s outstanding senior convertible notes due 2015, and 5,781,669 shares were reserved for issuance upon the exercise of stock options, restricted stock units and warrants. Accordingly, there are currently 35,209,026 shares of Class A Common Stock that are unissued and not reserved for issuance. As of May 15, 2013, 64,000 shares of Class B Common Stock were reserved for issuance upon the exercise of stock options, leaving 14,936,000 shares of Class B Common Stock unissued and not reserved for issuance. As of May 15, 2013,  one share of our Series A Preferred Stock was issued and outstanding and 242,884 shares of our Series B Convertible Redeemable Preferred Stock were reserved for issuance in connection with the Series B Private Placement (as described in Proposal 3), leaving 4,757,115 shares of Preferred Stock unissued and not reserved for issuance.

The Independent Directors, on behalf of the Board of Directors of the Company, have determined that it is in the best interests of the Company and its shareholders to increase the authorized share capital from $17.6 million to $25.6 million by increasing the number of authorized shares of Class A Common Stock from 200,000,000 shares to 300,000,000 shares. The Board of Directors has determined that the authorization of an additional 100,000,000 shares of Class A Common Stock will provide the Company with flexibility in the future by assuring that there will be sufficient authorized shares of Class A Common Stock to enable the Company to issue shares in connection with the Series B Private Placement, any new debt or equity financing requirements, future acquisitions or mergers, stock dividends or splits, employee compensation programs and for other corporate purposes.

The unreserved and unissued shares of Class A Common Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors of the Company may determine to be in the best interests of the Company and its shareholders and, except as otherwise required by applicable law, without further authority from the shareholders of the Company.  A copy of the amended Section 3(1) of the Bye-laws is set forth in Exhibit A.

The amendment to the Company’s Bye-laws and the conditions of its Memorandum to increase the authorized share capital and the number of authorized shares will not have any immediate effect on the rights of existing shareholders.  However, the Company’s Board of Directors will have the authority to issue authorized stock without requiring future shareholder approval of such issuances, except as may be required by applicable law or exchange regulations.  To the extent that additional authorized shares are issued in the future, they will decrease the percentage equity ownership of existing shareholders, could decrease existing shareholders’ voting power, and, depending upon the price at which they are issued, could be dilutive to the existing shareholders.

Preemptive Rights

Time Warner Media Holdings B.V. (“TW Investor”) is a beneficial owner of shares of the Company’s Class A Common Stock and Series A Preferred Stock.  Pursuant to an amended Investor Rights Agreement by and among TW Investor, RSL Savannah LLC, Ronald S. Lauder, RSL Investments LLC, RSL Investments Corporation and the Company, the Company has granted TW Investor, and any of its permitted transferees, certain preemptive rights with respect to future issuances of the Company’s equity securities (subject to certain exclusions).

No Appraisal Rights

Under Bermuda law and the Company’s Bye-laws, holders of the Company’s Class A Common Stock and the Series A Preferred Stock will not be entitled to dissenter’s rights or appraisal rights with respect to the authorized share increase.

Vote Required; Recommendation

The Bye-laws provide that the Company may from time to time, by ordinary resolution passed by the holders of Common Shares, increase its capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe.  Adoption of an ordinary resolution to increase the share capital as described in this proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast.

If the Meeting takes place prior to the termination of the Voting Agreement (as described in Proposal 3), Mr. Lauder, who would hold 55.6% of the voting power of our shares pursuant to the Voting Agreement as of the record date for the Meeting, has agreed to vote for this Proposal.  If the Meeting takes place after the termination of the Voting Agreement, TW Investor, which would hold 49.9% of the voting power of our shares as of the record date for the Meeting, has agreed to vote in favor of this Proposal.

Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the adoption of the amendment to the Company’s Bye-laws and the conditions of its Memorandum to increase the authorized share capital of the Company from $17.6 million to $25.6 million by increasing the number of authorized shares of Class A Common Stock from 200,000,000 shares to 300,000,000 shares.

THE INDEPENDENT DIRECTORS, ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMEND A VOTE IN FAVOR OF THE ADOPTION OF THE AMENDMENT TO THE COMPANY’S BYE-LAWS AND THE CONDITIONS OF ITS MEMORANDUM TO INCREASE THE AUTHORIZED SHARE CAPITAL OF THE COMPANY BY INCREASING THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK.

PROPOSAL 3

THE ISSUANCE AND SALE OF SHARES OF SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK TO TIME WARNER MEDIA HOLDINGS B.V.

Overview

On May 8, 2013, we closed a public offering (the “Public Offering”) of 54,436,582 shares of our Class A Common Stock at a public offering price of $2.75 per share for gross proceeds of approximately $149.7 million, including 27,163,854 shares of Class A Common Stock sold to Time Warner Media Holdings B.V. (“TW Investor”) in connection with its preexisting contractual right to purchase 49.9% of the number of shares of Class A Common Stock sold in the Public Offering.  The net proceeds to the Company from the Public Offering were approximately $145.4 million. In connection with the Public Offering, we granted the underwriters an option for a thirty-day period beginning on May 2, 2013 to purchase up to an additional 5,443,658 shares of our Class A Common Stock, which includes 2,716,385 shares of our Class A Common Stock that would be purchased by TW Investor pursuant to such preexisting contractual right.  On May 10, 2013, the underwriters exercised this option in respect of 2,696,349 shares of Class A Common Stock, including 1,345,478 shares acquired by TW Investor pursuant to such preexisting contractual right.  If the underwriters exercise the remainder of this option, the aggregate net proceeds to the Company would be approximately $160.0 million.

On April 29, 2013, prior to the commencement of the Public Offering, we entered into a Subscription Agreement (the “Subscription Agreement”) with TW Investor to sell to TW Investor in a private placement shares of our Series B Convertible Redeemable Preferred Stock, par value $0.08 per share (“Series B Convertible Redeemable Preferred Shares”), for an aggregate purchase price of $200,000,000.  The Subscription Agreement also provides that TW Investor, in its sole discretion, has the right to purchase directly from us in a private placement additional Series B Convertible Redeemable Preferred Shares up to an amount equal to $200,000,000 minus the aggregate gross proceeds received by the Company in the Public Offering. Following the Public Offering and the underwriters' partial exercise of their option, TW Investor is entitled to purchase up to an additional 42,884 Series B Convertible Redeemable Preferred Shares for an aggregate purchase price of $42,884,000 (or if the underwriters in the Public Offering exercise in full the remainder of their option to purchase additional shares of our Class A Common Stock, 35,329 Series B Convertible Redeemable Preferred Shares for an aggregate purchase price of $35,329,000).  The issuance and sale of Series B Convertible Redeemable Preferred Shares to TW Investor is referred to in this proxy statement as the “Series B Private Placement.”  The terms of the Series B Convertible Redeemable Preferred Shares and the Subscription Agreement are summarized below.

TW Investor is wholly owned by TW Media Holdings LLC, which is wholly owned by Time Warner Inc. (together, “Time Warner”).

The issuance and sale of the Series B Convertible Redeemable Preferred Shares described in this Proposal 3 is subject to the approval of our shareholders under NASDAQ Marketplace rules, as further described below.  As a result, this Proposal 3 seeks a vote of shareholders in favor of the Series B Private Placement and the issuance and sale of Series B Convertible Redeemable Preferred Shares to TW Investor as described in this Proposal.

Background

Our Board of Directors and management regularly evaluate our liquidity and capital resources.  Beginning in November 2012, our Board of Directors and management began to consider financing options designed to provide us with financial flexibility and additional liquidity.  These options included pursuing one or more potential public or private equity issuances.

On December 11, 2012, our Board of Directors established a special committee of Independent Directors (defined below) consisting of Messrs. Granath, Frank, Maggin and Sandhu (the “Special Committee”), and charged the Special Committee with the authority to evaluate potential financing options, to engage advisors, to negotiate directly or to monitor negotiations in connection with such potential financing options, and to make a recommendation to the disinterested directors of our Board of Directors (the “Independent Directors”) with respect to a transaction. Over the course of the process, the Special Committee met on a number of occassions.

In March 2013, at the conclusion of its review of the financing options available to the Company, which included discussions and preliminary negotiations with Time Warner regarding its participation in potential alternative equity transactions, the Special Committee recommended to the Independent Directors that the Company seek to raise $400,000,000 of equity through the combination of a public offering to issue and sell approximately $200,000,000 of the Company’s Class A Common Stock and through a private placement to issue and sell approximately $200,000,000 of a preferred equity instrument to TW Investor. At a meeting of the Board of Directors on April 11, 2013, the Board of Directors delegated to the Independent Directors the authority to approve the equity financing transactions.

Following further deliberations among the Independent Directors, and their determination that the cash consideration to be received by the Company for issuance of the Series B Convertible Redeemable Preferred Shares constitutes fair value and that the Public Offering and the Series B Private Placement are in the best interest of the Company, the Independent Directors approved on April 25, 2013, the Public Offering and the Series B Private Placement, and resolved to recommend to the Company’s shareholders that they approve the issuance and sale of Series B Convertible Redeemable Preferred Shares to TW Investor and the other transactions contemplated by the transaction documents.  On April 29, 2013, the relevant parties executed and delivered certain definitive agreements (summarized below) relating to the Series B Private Placement.

NASDAQ Shareholder Approval Requirement

We are seeking shareholder approval of the issuance and sale of Series B Convertible Redeemable Preferred Shares to TW Investor in accordance with the NASDAQ Marketplace rules.

NASDAQ Marketplace Rule 5635(d) requires shareholder approval of the issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock outstanding before the issuance for less than the greater of book or market value of the stock.  Because we have agreed to issue to TW Investor an amount of Series B Convertible Redeemable Preferred Shares that could be convertible into more than 20% of our outstanding shares of Class A Commons Stock at a price (i.e., the conversion price, described below under “Terms of Series B Convertible Redeemable Preferred Shares and Transaction Agreements – Series B Convertible Redeemable Preferred Shares”) that is lower than the book value of our outstanding shares of Class A Common Stock, we are seeking shareholder approval pursuant to Rule 5635(d).

In addition, under NASDAQ Marketplace Rule 5635(c), a listed company must obtain shareholder approval prior to the issuance of common stock in a private offering to its executive officers, directors or an Affiliated Entity (as defined by NASDAQ) at a price less than the market value per share.  We are seeking shareholder approval pursuant to Rule 5635(c) because TW Investor is such an Affiliated Entity and the purchase price per share, on an as converted basis, paid by TW Investor (i.e., the conversion price, described below under “Terms of Series B Convertible Redeemable Preferred Shares and Transaction Agreements – Series B Convertible Redeemable Preferred Shares”) is lower than the closing bid price of Class A Common Stock on the trading day preceding the date the Subscription Agreement was entered into.

Terms of Series B Convertible Redeemable Preferred Shares and Transaction Agreements

Below is a summary of terms of the Series B Convertible Redeemable Preferred Shares and summaries of agreements relating to this Proposal.  These summaries do not purport to be complete descriptions of all the terms of Series B Convertible Redeemable Preferred Shares and the transaction agreements.  You are urged to read each document in its entirety.  You can find the form of Certificate of Designation for Series B Convertible Redeemable Preferred Shares (the “Certificate of Designation”); the Subscription Agreement; and the Letter Agreement, dated April 29, 2013, among Ronald S. Lauder, RSL Savannah LLC, RSL Capital LLC, RSL Investments Corporation and TW Investor (the “Letter Agreement”) in our Current Report on Form 8-K filed with the SEC on April 29, 2013. (The Certificate of Designation is an exhibit to the Subscription Agreement.)  The Letter Agreement amends the Irrevocable Voting Deed and Corporate Representative Appointment, dated as of May 18, 2009, among the Company, TW Investor, Ronald S. Lauder and RSL Savannah LLC (as amended, the "Voting Agreement"), and the Investor Rights Agreement, dated May 18, 2009, among the Company, TW Investor, Ronald S. Lauder and certain of his affiliates (as amended, the “Investor Rights Agreement”).  You can find the Investor Rights Agreement (without amendments) and the Voting Agreement in our Annual Report on Form 10-K for the year ended December 31, 2009.  You can find the First Amendment to Investor Rights Agreement dated April 30, 2012 in our Current Report on Form 8-K filed with the SEC on April 30, 2012.

Series B Convertible Redeemable Preferred Shares

On the terms and subject to the conditions set forth in the Subscription Agreement, the Series B Convertible Redeemable Preferred Shares will be issued and sold to TW Investor for an aggregate purchase price of $200,000,000 (or $242,884,000 if the underwriters in the Public Offering do not exercise the remainder of their option to purchase additional shares of our Class A Common Stock and TW Investor exercises in full its option to purchase additional Series B Convertible Redeemable Preferred Shares).  The following is a summary of the terms of the Series B Convertible Preferred Shares:

Accretion.  The initial stated value of the Series B Convertible Redeemable Preferred Shares of $1,000 per share will accrete at an annual rate of 7.5%, compounded quarterly, from (and including) the date of issuance to (but excluding) the third anniversary of the date of issuance, and at an annual rate of 3.75%, compounded quarterly, from (and including) the third anniversary of the date of issuance to (but excluding) the fifth anniversary of the date of issuance.

Election to Cash Pay in Lieu of Accretion. We have the right from the third anniversary of the date of issuance to pay cash to the holder in lieu of any further accretion.

Conversion. From the third anniversary of the date of issuance, each Series B Convertible Redeemable Preferred Share may, at the holder's option, be converted into the number of shares of our Class A Common Stock determined by dividing:

(i) the accreted stated value plus accrued but unpaid dividends, if any, in each case as of the conversion date, by

(ii) the conversion price, which will be $3.1625 at the date of issuance but is subject to adjustment from time to time pursuant to customary weighted-average anti-dilution provisions with respect to our issuances of equity or equity-linked securities at a price below the then-applicable conversion price (excluding any securities issued under our benefit plans at or above fair market value).

Dilution Upon Conversion. Conversion of the Series B Convertible Redeemable Preferred Shares would be highly dilutive to our Class A Common Stock.  For example, if we assume that

(i) TW Investor purchases $200,000,000 of our Series B Convertible Redeemable Preferred Shares;

(ii) there is no adjustment to the initial stated value of $1,000 per share due to any stock dividend, stock split or other corporate actions and there is no accrued or unpaid interest at such time; and

(iii) we do not exercise our right to redeem any of the outstanding Series B Convertible Redeemable Preferred Shares,

then conversion of all Series B Convertible Redeemable Preferred Shares by the holder on the third anniversary of the issuance would result in 79,033,433 additional shares of our Class A Common Stock being issued and outstanding, and the economic interests of shareholders of our Class A Common Stock would be diluted and the price of our shares may be adversely affected.

Redemption. We will have the right to redeem the Series B Convertible Redeemable Preferred Shares in whole or in part from the third anniversary of the date of issuance, upon 30 days' written notice. The redemption price of each outstanding Series B Convertible Redeemable Preferred Share is equal to its accreted stated value plus accrued but unpaid dividends, if any, in each case as of the redemption date specified in the redemption notice. After receipt of a redemption notice, each holder of Series B Convertible Redeemable Preferred Shares will have the right to convert, prior to the date of redemption, all or part of such Series B Convertible Redeemable Preferred Shares to be redeemed by us into shares of our Class A Common Stock in accordance with the terms of conversion described above.

Voting. Holders of the Series B Convertible Redeemable Preferred Shares will have no voting rights on any matter presented to holders of any class of our capital stock, with the exception that they may vote with holders of shares of our Class A Common Stock (i) with respect to a change of control event or (ii) as provided by our Bye-laws or applicable Bermuda law.

Dividends. Holders of Series B Convertible Redeemable Preferred Shares will participate in any dividends declared or paid on our Class A Common Stock on an as-converted basis.

Ranking.  The Series B Convertible Redeemable Preferred Shares will rank pari passu with our Series A Convertible Preferred Stock and senior to all other equity securities of the Company in respect of payment of dividends and distribution of assets upon liquidation.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, prior to any distributions to holders of any other capital stock of the Company (other than the Series A Convertible Preferred Stock, the holder of which shall share ratably with holders of the Series B Convertible Redeemable Preferred Shares), proceeds will first be distributed to holders of Series B Convertible Redeemable Preferred Shares on a ratable basis until each such holder has received a liquidation preference per share equal to the greater of (i) the accreted value per share plus all declared but unpaid dividends and (ii) the amount per share that such holder would be entitled to receive in such liquidation in respect of the shares of Class A Common Stock into which a share of Series B Convertible Redeemable Preferred Shares is then convertible. The consolidation, merger, reorganization, change of control, or other form of acquisition of the Company or a sale, transfer or exclusive license of all or substantially all of its assets will be deemed to be a liquidation, dissolution or winding up for purposes of the liquidation preference.

Subscription Agreement Summary

On April 29, 2013, we entered into the Subscription Agreement for the issuance and sale to TW Investor of the Series B Convertible Redeemable Preferred Shares in a private placement transaction.

Issuance.  On the terms and subject to the conditions set forth in the Subscription Agreement, we will issue and sell to Time Warner 200,000 shares of our Series B Convertible Redeemable Preferred Shares at a price per share equal to $1,000, for an aggregate purchase price of $200,000,000.  (The terms of the Series B Convertible Redeemable Preferred Shares are described above.)

Time Warner Has a Right to Acquire Additional Series B Convertible Redeemable Preferred Shares if the Public Offering Raises Less than $200,000,000.  TW Investor, in its sole discretion, has the right to purchase directly from us in a private placement additional Series B Convertible Redeemable Preferred Shares up to an amount equal to $200,000,000 minus the aggregate gross proceeds received by the Company in the Public Offering.  Following the Public Offering and the partial exercise of the underwriters' option, TW Investor is entitled to purchase up to an additional 42,884 Series B Convertible Redeemable Preferred Shares for an aggregate purchase price of $42,884,000 (or if the underwriters in the Public Offering exercise in full the remainder of their option to purchase additional shares of our Class A Common Stock, 35,329 Series B Convertible Redeemable Preferred Shares for an aggregate purchase price of  $35,329,000).

Representations and Warranties. The Subscription Agreement contains representations and warranties by the Company relating to, among other things, corporate organization, capitalization, due authorization of the agreement and other transaction agreements, compliance with laws, no conflicts and third party approval rights.

Closing Conditions. The closing of the transactions contemplated by the Subscription Agreement depends upon the satisfaction or waiver of a number of conditions, including, among other things, approval of this Proposal by our shareholders and receipt by Time Warner of a regulatory approval required under European Union competition rules in connection with the expiration of the Voting Agreement.

Termination. The Company and TW Investor each have the right to terminate the Subscription Agreement if any governmental entity has issued an injunction prohibiting the consummation of any of the transactions contemplated by the Subscription Agreement, if the non-terminating party materially breaches the terms of the Subscription Agreement, or by mutual written consent.  The Company and TW Investor each have the right to terminate the Subscription Agreement if the Series B Private Placement has not been consummated on or before September 30, 2013, subject to the right of TW Investor to extend such date to January 31, 2014, if TW Investor has not obtained a regulatory approval required under European Union competition rules in connection with the expiration of the Voting Agreement.

Time Warner Undertaking to Vote In Favor of Proposals 2 and 3.  In the event that the Meeting is held after the termination of the Voting Agreement, TW Investor has agreed to vote all of our voting securities held by TW Investor and its affiliates, which together represent 49.9% of our outstanding voting securities as of April 1, 2013 (the record date for the Meeting), in favor of the issuance and sale of Series B Convertible Redeemable Preferred Shares to TW Investor (this Proposal 3) and to amend the Company’s Bye-laws and the conditions of its Memorandum of Association to increase the Company’s authorized share capital from $17.6 million to $25.6 million by increasing the number of authorized shares of Class A Common Stock from 200,000,000 shares to 300,000,000 shares (Proposal 2).

Letter Agreement Summary

On April 29, 2013, we entered into the Letter Agreement with TW Investor, Ronald S. Lauder, and certain of his affiliates.

Amendment to Investor Rights Agreement. The Letter Agreement amends the Investor Rights Agreement by, among other things:

•
deleting a provision that would have required Time Warner to accept a third-party change of control offer or proposal in respect of all CME equity securities beneficially owned by Time Warner in the event our Board of Directors approved or recommended to our shareholders such offer or proposal and Time Warner did not make an alternate proposal; and

•	deleting a provision that would require us to obtain the consent of Mr. Lauder and certain entities affiliated with Mr. Lauder before issuing any equity securities.

Extension of the Voting Agreement. The Letter Agreement extends the term of the Voting Agreement  from May 18, 2013 to the earlier of (i) one day after TW Investor provides written notice of its election to terminate the Voting Agreement and (ii) June 30, 2013.  Pursuant to the Voting Agreement, RSL Savannah LLC (an affiliate of Ronald S. Lauder) has the right to vote all shares of our Class A Common Stock, Series A Convertible Preferred Stock and any other voting equity securities of CME owned by TW Investor, except with respect to transactions relating to a change of control of CME.

Upon the termination of the Voting Agreement, Ronald S. Lauder will cease to control the voting power of shares of Class A Common Stock owned by TW Investor and TW Investor will have 49.9% of the voting power of our shares.

Ronald S. Lauder Agreement to Vote in Favor of Proposals 2 and 3.  Under the Letter Agreement, Ronald S. Lauder, on behalf of certain of his affiliates and TW Investor, has agreed, subject to certain limitations, to vote all of our voting securities held by Mr. Lauder, his affiliates and TW Investor, which together represent 55.6% of our outstanding voting securities as of April 1, 2013 (the record date for the Meeting) in favor of the issuance and sale of Series B Convertible Redeemable Preferred Shares to TW Investor (this Proposal 3) and to amend the Company’s Bye-laws and the conditions of its Memorandum to increase the Company’s authorized share capital from $17.6 million to $25.6 million by increasing the number of authorized shares of Class A Common Stock from 200,000,000 shares to 300,000,000 shares (Proposal 2).

Use of Proceeds from Series B Private Placement

We expect to receive $200,000,000 in gross proceeds from the Series B Private Placement (or up to $242,884,000 if the underwriters in the Public Offering do not exercise the remainder of their option to purchase additional shares of our Class A Common Stock and TW Investor exercises in full its option to acquire additional Series B Convertible Redeemable Preferred Shares described above).  We intend to use $200,000,000 in proceeds from the Series B Private Placement, together with $100,000,000 of the proceeds from the Public Offering, to fund the repurchase or redemption of a portion of the principal amount of our outstanding 11.625% Senior Notes due 2016.

Consequences if Shareholder Approval is Not Obtained

If shareholder approval is not obtained for this Proposal 3, we will not be able to complete the Series B Private Placement as contemplated by the Subscription Agreement because doing so would not be in compliance with the NASDAQ Marketplace Rules, and such non-compliance could result in the delisting of our shares of Class A Common Stock from the NASDAQ Global Select Market.  In addition, shareholder approval is one of the conditions to the closing of the Series B Private Placement under the Subscription Agreement.

As a result, we would be required to seek alternative sources of capital to improve liquidity and reduce leverage, which may not be available to us on commercially reasonable terms, if at all.

Even if shareholder approval of the issuance and sale of the shares is obtained, there is no assurance that such issuance and sale of the shares as contemplated by this Proposal will actually take place.  As described above, the Subscription Agreement contains certain closing conditions which the respective parties must meet before the parties are obligated to consummate the closing of the transactions contemplated by the Subscription Agreement.  There can be no assurance that the parties will meet all of these closing conditions or that the parties will otherwise be able to consummate the closing.

No Appraisal Rights

Pursuant to Bermuda law, holders of shares of our Common Stock are not entitled to appraisal rights with respect to this Proposal.

Vote Required; Recommendation

The approval of the issuance of the shares described in this Proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the meeting, provided that a quorum is present.  Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast.

If the Meeting takes place prior to the termination of the Voting Agreement, Mr. Lauder, who would hold 55.6% of the voting power of our shares pursuant to the Voting Agreement as of the record date of the Meeting, has agreed to vote for this Proposal.  If the Meeting takes place after the termination of the Voting Agreement, TW Investor, which would hold 49.9% of the voting power of our shares as of the record date of the Meeting, has agreed to vote in favor of this Proposal.

Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the issuance and sale of the shares described in this Proposal.

THE INDEPENDENT DIRECTORS, ON BEHALF OF THE BOARD OF DIRECTORS, UNANIMOUSLY RECOMMEND A VOTE IN FAVOR OF THE ISSUANCE AND SALE OF THE SERIES B CONVERTIBLE REDEEMABLE PREFERRED SHARES TO TW INVESTOR AS DESCRIBED IN THIS PROPOSAL.

PROPOSAL 4

SELECTION OF AUDITORS

At the recommendation of the Audit Committee, the Board of Directors recommends to the shareholders that Deloitte LLP be appointed to serve as our independent registered public accounting firm for 2013.  In addition, the Board of Directors recommends to the shareholders that the shareholders authorize the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee.

Representatives of Deloitte LLP will be invited to attend the Meeting in order to have an opportunity to make a statement if they so desire and be available to respond to appropriate questions from shareholders.

Audit Fees

Deloitte LLP’s audit fees for auditing our annual consolidated financial statements for the year ended December 31, 2012 and reviewing our interim financial statements included in our filings on Forms 10-Q were $2,255,000 (2011: $2,574,000).

Audit-Related Fees

Deloitte LLP’s audit-related fees for the year ended December 31, 2012 were $555,000 (2011: $161,000). Audit-related fees were primarily incurred in respect of respect of debt offerings.

Tax Fees

Deloitte LLP’s tax fees for the year ended December 31, 2012 were $37,000 (2011: nil), and were primarily incurred in connection with an application for a grant for research and development subsidies.

All Other Fees

There were no other fees paid to Deloitte LLP for the year ended December 31, 2012 or the year ended December 31, 2011.

Policy on Pre-Approval of Services Provided by Deloitte LLP

The Audit Committee of the Board of Directors has considered whether the provision of the services in respect of Audit-Related Fees, Tax Fees and All Other Fees is compatible with maintaining Deloitte LLP’s independence prior to the incurrence of such Fees in accordance with the Charter of the Audit Committee.  All engagements of the auditors are approved in advance by the Audit Committee.  At the beginning of the fiscal year, management presents for approval by the Audit Committee a range of services to be provided by the auditors and estimated fees for such services for the current year.  Any services to be provided by the auditors that are not included within such range of services are approved on a case-by-case basis by the Audit Committee.  Management provides reports to the Audit Committee on at least a quarterly basis on the status of the services provided and the level of fees incurred in respect of each service. We did not approve the incurrence of any fees pursuant to the exceptions to the pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).

Vote Required; Recommendation

The appointment of Deloitte LLP to serve as our independent registered public accounting firm in respect of the fiscal year ending December 31, 2013 and the authorization of the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy.  Abstentions will be included in determining the presence of a quorum, but are not counted as votes cast.  Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the appointment of Deloitte LLP as the Company’s independent registered public accounting firm in respect of the fiscal year ending December 31, 2013 and for the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE APPOINTMENT OF DELOITTE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN RESPECT OF THE FISCAL YEAR ENDING DECEMBER 31, 2013 AND A VOTE IN FAVOR OF AUTHORIZING THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO APPROVE THE AUDITORS’ FEE.

SHAREHOLDER PROPOSALS

Shareholder proposals must be received by us at our principal executive office by January 21, 2014 in order to be considered for inclusion in proxy materials distributed in connection with the 2014 Annual General Meeting of Shareholders.  The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2014 Annual General Meeting of Shareholders if notice of the matter is not received by us at our principal executive office by January 21, 2014.

MISCELLANEOUS

Under Bermuda law, no matter or business other than those set forth in the accompanying Notice of Annual General Meeting of Shareholders is permitted to be presented at the Meeting unless the provisions of the Companies Act 1981 of Bermuda, as amended, are complied with.

We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this proxy statement and other material which may be sent to shareholders in connection with this solicitation.  Officers and regular employees may solicit proxies by mail, telephone, telegraph, electronic mail and personal interview, for which no additional compensation will be paid.  In addition, Georgeson Inc. has been engaged by us to act as proxy solicitors and will receive fees of $8,000 plus expenses.  We may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

To obtain directions to be able to attend the meeting and vote in person, please contact the Secretary, Central European Media Enterprises Ltd., in care of Citco (Bermuda) Limited, O’Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda.

Our Annual Report on Form 10-K for the year ended December 31, 2012 is being delivered to shareholders together with this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 12, 2013. Our proxy statement and annual report on Form 10-K are available on our website at www.cme.net.

By order of the Board of Directors,

Daniel Penn
Secretary

Hamilton, Bermuda

May 21, 2013

Exhibit A

PROPOSED AMENDMENT TO THE COMPANY’S BYE-LAWS
TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF CLASS A COMMON STOCK

BYE-LAW 3(1)

The current text of Bye-law 3(1) provides as follows:

3. (1) The capital of the Company shall be divided into three classes of shares, namely:

(a) 200,000,000 Shares of Class A Common Stock, par value $0.08 per share (“Class A Shares”);

(b) 15,000,000 Shares of Class B Common Stock, par value $0.08 per share (“Class B Shares”); and

(c) 5,000,000 Shares of Preferred Stock, par value $0.08 per share (“Preferred Shares”).

The Class A Shares and the Class B Shares are together referred to as the “Common Shares”.

If the proposal is adopted, Bye-law 3(1) would provide:

3. (1) The capital of the Company shall be divided into three classes of shares, namely:

(a) 300,000,000 Shares of Class A Common Stock, par value $0.08 per share (‘Class A Shares’);

(b) 15,000,000 Shares of Class B Common Stock, par value $0.08 per share (“Class B Shares”); and

(c) 5,000,000 Shares of Preferred Stock, par value $0.08 per share (“Preferred Shares”).

The Class A Shares and the Class B Shares are together referred to as the “Common Shares”.

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

JUNE 12, 2013

GO GREEN

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Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							For	Against	Abstain
1.		ELECTION OF DIRECTORS: The election of thirteen directors nominated by the Board of Directors to serve until the next Annual General Meeting of Shareholders:			2.
The amendment of the Company's Bye-laws and the condition of its Memorandum to increase the authorized share capital of the Company from $17.6 million to $25.6 million by increasing the number of authorized shares of Class A Common Stock from 200,000,000 shares to 300,000,000 shares.
							☐	☐	☐

NOMINEES:
	☐	FOR ALL NOMINEES	☐	RONALD S. LAUDER
			☐	HERBERT A. GRANATH	3.	Approval of the issuance and sale of shares of Series B Convertible Redeemable Preferred Stock to Time Warner Media Holdings B.V.	☐	☐	☐
	☐	WITHHOLD AUTHORITY	☐	PAUL T. CAPPUCCIO
		FOR ALL NOMINEES	☐	MICHAEL DEL NIN
			☐	CHARLES R. FRANK, JR.
	☐	FOR ALL EXCEPT (See instructions below)	☐ ☐ ☐ ☐ ☐	ALFRED W. LANGER FRED LANGHAMMER BRUCE MAGGIN PARM SANDHU ADRIAN SARBU	4.
The appointment of Deloitte LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2013 and the authorization of the Board of Directors, acting through the Audit Committee, to approve their fee.
							☐	☐	☐
			☐	DUCO SICKINGHE
			☐	KELLI TURNER
			☐	ERIC ZINTERHOFER
Shares cannot be voted unless this proxy card is signed and returned or shares are voted in person at the Annual General Meeting.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The undersigned hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders to be held on June 12, 2013 and the Proxy Statement dated May 21, 2013, prior to the signing of this proxy.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

PROXY FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS - JUNE 12, 2013
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Alan Farrell, Denika Davis, Guy Cooper and Kathleen Moniz, or any of them acting singly, with the power of substitution in any of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of Common Stock of Central European Media Enterprises Ltd. (the "Company") held of record by the undersigned on April 1, 2013 at the Annual General Meeting of Shareholders to be held at Citco (Bermuda) Limited, O'Hara House, 3 Bermudiana Road, Hamilton, HM 08, Bermuda, on June 12, 2013, at 10 A.M. and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted (i) FOR the election of the thirteen named individuals as directors, (ii) FOR the amendment of the Company's Bye-laws and the condition of its Memorandum, (iii) FOR the approval of the issuance and sale of shares of Series B Convertible Redeemable Preferred Stock to Time Warner Media Holdings B.V., and (iv) FOR the appointment of Deloitte LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2013 and the authorization of the Board of Directors, acting through the Audit Committee, to approve their fee.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE